UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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PartnerRe Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

April 2, 2010

ANNUAL GENERAL MEETING—May 12, 2010

To the Shareholders of PartnerRe Ltd.

You are cordially invited to attend the Annual General Meeting of your company, PartnerRe Ltd., to be held at 8:00 a.m. local time on Wednesday, May 12, 2010, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. My fellow directors and the executives will be in attendance and I will present a report on the current affairs of your company. You will have an opportunity for any questions and comments.

If you plan to attend the Annual General Meeting, I would ask that you vote in advance of the Annual General Meeting by following the voting instructions outlined in this Proxy Statement. Voting in advance will not prevent you from changing your mind at a subsequent date and you can revoke your voted proxy as described herein.

I would also ask that you vote as soon as possible. Prompt voting will eliminate the need for any follow-up work together with any associated costs.

We are grateful for your assistance and express our appreciation in advance.

Yours sincerely,

John A. Rollwagen

Chairman of the Board of Directors

IMPORTANT:	PLEASE VOTE PROMPTLY IN ACCORDANCE WITH THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THE ANNUAL GENERAL MEETING DATE IS MAY 12, 2010.

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on May 12, 2010

NOTICE IS HEREBY GIVEN that the Annual General Meeting of shareholders of PartnerRe Ltd. will be held at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, on Wednesday, May 12, 2010, at 8:00 a.m. local time, for the following purposes:

1.	To elect four (4) directors to hold office until the 2013 Annual General Meeting of shareholders or until their respective successors have been duly elected; and

2.	To re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors, to serve until the 2011 Annual General Meeting, and to refer decisions about the auditors’ compensation to the Board of Directors.

The Board of Directors has fixed the close of business on March 15, 2010, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual General Meeting.

All shareholders are cordially invited to attend the Annual General Meeting.

By order of the Board of Directors

Christine Patton

Secretary and Corporate Counsel to the Board

Pembroke, Bermuda

April 2, 2010

PROXY STATEMENT

Page
PROPOSAL 1—To elect four (4) directors to hold office until the annual general meeting of shareholders in the year 2013 or until their respective successors have been duly elected	62
PROPOSAL 2—To re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors to serve until the 2011 Annual General Meeting, and to refer the determination of auditors’ remuneration to the board of directors	63
APPENDIX I	AI 1

PROXY STATEMENT

PARTNERRE LTD.

Annual General Meeting of Shareholders

May 12, 2010

GENERAL INFORMATION ABOUT THE 2010

ANNUAL GENERAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board of Directors” or “Board”) of PartnerRe Ltd. (“PartnerRe”) of proxies from holders of common shares, referred to as shareholders throughout this Proxy Statement. The proxies will be voted at the Annual General Meeting of shareholders, which will be held at 8:00 a.m. local time on May 12, 2010, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and at any adjournment thereof.

Our primary mailing address is Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone 1-441-292-0888). Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. PartnerRe expects to provide notice and electronic delivery of this Proxy Statement and the enclosed proxy card to shareholders on or about April 2, 2010. As further detailed in the Notice Regarding the Availability of Proxy Materials (“Notice”) (which will be mailed to shareholders on or about April 2, 2010), shareholders may access the proxy materials on the Internet, request a printed set of the proxy materials, or both.

FREQUENTLY ASKED QUESTIONS

WHO IS ENTITLED TO VOTE?

You may vote if you owned common shares as of the close of business on March 15, 2010 (the “Record Date”). Each common share held at the Record Date entitles you to one vote on each matter to be voted on. As of the Record Date, PartnerRe had an aggregate of 81,035,877 common shares issued and outstanding, net of treasury shares. If you constructively or beneficially, directly or indirectly, own more than 9.9% of the outstanding common shares, your voting rights will be limited pursuant to a formula specified in our Bye-Laws.

WHAT AM I VOTING ON?

You will be asked to:

(1)	Elect four (4) directors to serve on the Board of Directors until the 2013 Annual General Meeting of shareholders or until their respective successors have been duly elected; and

(2)	Re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors, to serve until the 2011 Annual General Meeting, and refer decisions regarding the auditors’ compensation to the Board of Directors.

For more information about these proposals, see pages 62-63.

WHAT DOES SOLICITATION OF PROXIES MEAN?

If you are unable to attend the Annual General Meeting, you can request that another individual vote on your behalf in accordance with your instructions (the person who votes is referred to as a proxy). In a solicitation of proxies, one party (in this case, the Board) encourages shareholders to appoint one or more particular individuals (in this case, John A. Rollwagen, the Chairman, and Patrick A. Thiele, the President and Chief Executive Officer) to vote on their behalf (i.e., to vote as their proxy in accordance with their instructions).

HOW DOES THE BOARD SOLICIT PROXIES?

Proxies will be solicited initially by mail. Directors, officers and our employees may make further solicitation personally, by telephone, or otherwise; these individuals will not be specifically compensated for such activities. Georgeson, Inc. (“Georgeson”), a U.S. and European proxy solicitation firm, has been retained by PartnerRe to assist, if required, in the solicitation of proxies, using the means discussed above. In the event that we utilize the services of Georgeson, they will receive a fee for their services and reimbursement for out-of-pocket expenses.

Shareholders who hold common shares through an account with a bank or broker will be asked to forward the proxy materials to the bank or broker. That entity will be reimbursed for its reasonable expenses incurred in connection with distributing and collecting proxy materials.

WHO PAYS FOR THE SOLICITATION OF PROXIES?

PartnerRe will bear all of the costs of soliciting proxies for use at the Annual General Meeting. If you vote via the Internet, by mail, or by telephone from outside the United States and Canada, you may incur costs associated with their use. These costs are your responsibility.

HOW DO I APPOINT A PROXY AND INSTRUCT THAT INDIVIDUAL HOW TO VOTE ON MY BEHALF?

You can appoint the proxies recommended by the Board (John A. Rollwagen and Patrick A. Thiele) to vote on your behalf, and give those individuals voting instructions by following the directions on the proxy card.

CAN I CHOOSE MY OWN PROXY?

If you are a registered shareholder, meaning that you hold common shares in certificate form or through an account with our transfer agent, Computershare Trust Company, N.A., (“Computershare”) you may appoint another individual to represent you at the Annual General Meeting by notifying Computershare in writing before the Annual General Meeting begins. You must also inform the individual you appoint. Your appointed proxy must provide valid picture identification to be admitted to the Annual General Meeting.

If you hold common shares through an account with a bank or broker, please contact the bank or broker if you intend to appoint a proxy that is different from those recommended by the Board.

WILL MY COMMON SHARES BE VOTED IF I DO NOT APPOINT A PROXY?

If you are a registered shareholder and you do not appoint a proxy or vote by telephone or over the Internet, your shares will not be voted unless you personally attend the Annual General Meeting.

If you hold common shares through an account with a bank or broker, those shares may be voted even if you do not provide voting instructions. Brokerage firms have the authority to vote their customers’ shares on certain routine matters even if the customers do not provide instructions. The ratification of independent auditors is considered a routine matter; however the election of directors is not considered a routine matter.

HOW CAN I VOTE BEFORE THE ANNUAL GENERAL MEETING?

If you are a registered shareholder, you can vote:

(i)	over the Internet at the web address shown on the form of proxy card;

(ii)	by telephone, using the telephone number shown on the form of proxy card; or

(iii)	by mail using the address shown on the form of proxy card.

If you hold common shares through an account with a bank or broker, you may be unable to vote by telephone or over the Internet. Please follow the instructions that your bank or broker provides.

CAN I CHANGE MY MIND AFTER I VOTE?

You may change your vote by:

(i)	voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Standard Time on May 11, 2010; or

(ii)	voting at the Annual General Meeting if you are a registered shareholder; or

(iii)	obtaining a legal proxy from your bank or broker. A legal proxy is an authorization to vote the common shares your bank or broker holds in its name for your benefit.

If you intend to change your vote at the Annual General Meeting, you must provide our Secretary oral or written notice either at or prior to the meeting. We will not assume that you wish to change or revote a previous vote simply because you attend the Annual General Meeting.

CAN I ATTEND THE ANNUAL GENERAL MEETING?

The Annual General Meeting is open to all holders of outstanding common shares as of the Record Date to attend and vote your common shares (or change your vote). If you hold common shares through an account with a bank or broker, you also need to obtain a legal proxy from that entity. The legal proxy obtained from your bank or broker will serve as an admission ticket and authorize you to vote your common shares (or change your vote) at the Annual General Meeting. SHAREHOLDERS WHO DO NOT HAVE VALID PICTURE IDENTIFICATION AND A LEGAL PROXY (IF REQUIRED) MAY NOT BE ADMITTED TO THE ANNUAL GENERAL MEETING.

We encourage all shareholders, even those who plan to attend the Annual General Meeting, to vote in advance. If you intend to vote at the Annual General Meeting, you must provide our Secretary oral or written notice either at or prior to the meeting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL GENERAL MEETING?

In order for us to transact business at the Annual General Meeting, the holders of 25% of the outstanding common shares as of the Record Date must have voted prior to the meeting or be present, in person or by proxy. This is referred to as a quorum. Common shares will be counted toward a quorum if a shareholder:

(i)	attends the Annual General Meeting and votes in person;

(ii)	properly returns a proxy by Internet, mail, or telephone; or

(iii)	indicates an intent to abstain, or if the shareholder’s vote is recorded as a broker non-vote (a “broker non-vote” occurs when the broker does not receive voting instructions on a non-routine matter from the customer for whom the broker holds shares. Ratifying independent auditors is considered a routine matter, so there will not be any broker non-votes on this proposal).

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

All matters to be voted on at the Annual General Meeting will be decided by a simple majority of votes cast. If common shares are held by a broker for a shareholder that does not indicate how to vote on a non-routine matter, or if a shareholder abstains from voting on a particular matter, the common shares will be treated as not entitled to vote on that matter for purposes of determining how many votes are required for approval. Election of directors is considered a non-routine matter.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE FORM OF PROXY?

Multiple proxies may indicate that your common shares are in more than one account. To ensure that all common shares are voted, please either vote each account by telephone, or over the Internet, or sign and return all forms of proxy by mail. We encourage you to register all of your accounts in the same name and address. To minimize costs, if you hold common shares through a bank or broker, you should contact the bank or broker and request consolidation.

WHAT IF I SHARE AN ADDRESS WITH ANOTHER SHAREHOLDER, AND WE RECEIVED ONLY ONE PAPER COPY OF THE PROXY MATERIALS? HOW MAY I OBTAIN AN ADDITIONAL COPY OF THE PROXY MATERIALS?

We have adopted a procedure called “householding”. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials and our annual report to multiple shareholders who share the same address unless we received contrary instructions from one or more of the shareholders. This procedure reduces our postage and printing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and our annual report to any shareholder at a shared address to which we delivered a single copy of any of these documents. Shareholders wishing to discontinue or begin householding, or any shareholder residing at a householded address wanting to request delivery of a copy of the Notice and, if applicable, these proxy materials or our annual report, may contact:

1)	BY INTERNET: www.proxyvote.com

2)	BY TELEPHONE: 1-800-579-1639

3)	BY E-MAIL: sendmaterial@proxyvote.com

There is no charge for requesting a copy. If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the Notice) in the subject line. Please make the request as instructed above on or before April 29, 2010 to facilitate timely delivery.

Shareholders who hold their shares through a bank or broker who wish to either discontinue or begin householding should contact their bank or broker.

HOW DO I MAKE A PROPOSAL FOR INCLUSION IN THE PROXY STATEMENT FOR THE 2011 ANNUAL GENERAL MEETING?

You may propose any matter for a vote by our shareholders at the 2011 Annual General Meeting by sending your proposal marked for the attention of the Secretary, PartnerRe Ltd., Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. We may omit the proposal from next year’s proxy statement if it is not received by the Secretary at the address noted above at least 120 days prior to the first anniversary of this Proxy Statement. We also may omit your proposal if it does not comply with applicable requirements of the SEC.

CAN I MAKE AN ADDITIONAL PROPOSAL AT THE 2011 ANNUAL GENERAL MEETING?

If a shareholder proposal is introduced at the 2011 Annual General Meeting without having been discussed in our proxy statement, and the proposing shareholder does not notify us 60 to 90 days prior to the first anniversary of the 2010 Annual General Meeting of the shareholder’s intent to raise such proposal at the 2011 Annual General Meeting (subject to adjustment if the 2011 Annual General Meeting date is changed, as described in the Bye-Laws), then all proxies received by us for the 2011 Annual General Meeting will be voted by the persons named as proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the address listed in the response to the question above.

GENERAL INFORMATION ABOUT THE PROXY STATEMENT

Corporate Documentation

We refer to corporate documentation throughout the Proxy Statement. We will furnish, without charge, the following corporate documents to any shareholder who makes a request:

•	Annual Report on Form 10-K for the year ending December 31, 2009

•	Audit Committee Charter

•	Compensation Committee Charter

•	Human Resources Committee Charter

•	Nominating & Governance Committee Charter

•	Risk & Finance Committee Charter

•	Corporate Governance Principles and Application Guidelines

•	Code of Business Conduct and Ethics

The documentation listed above is available on our website at www.partnerre.com. To obtain a hard copy please write to the Secretary, PartnerRe Ltd., Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, or call 1-441-292-0888. We will also furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of all exhibits to our Annual Report on Form 10-K.

Exchange Rates

Exchange rates from United States dollars to Swiss francs and the Euro are used throughout this Proxy Statement. Unless otherwise indicated, we have applied the following exchange rates:

Exchange Rates*
United States dollar-US$	Swiss francs-CHF
1	1.04
0.96	1
United States dollar-US$	European Union-Euro
1	0.70
1.43	1

*	These exchange rates were calculated by taking an average of the bid/ask price of the applicable currency on December 31, 2009 (as reported on www.oanda.com) and rounding to two decimal places.

OUR DIRECTORS

The Board consists of twelve directors divided into three classes: Class I, Class II and Class III. Each Class has four directors. The directors in each Class serve a three-year term. The terms of each Class expire at successive annual meetings so that the shareholders elect one Class of directors each year. This section details the name, age, class, and committee memberships of our directors as of March 15, 2010.

Continuing Class I Directors with terms expiring at the 2012 Annual Meeting:

Jan H. Holsboer

Age:	63
Director Since:	May 2000
Committees:	Audit Committee, Vice Chairman Nominating & Governance Committee
Biography:

Mr. Holsboer was an executive board member with ING Group until his retirement in 1999, and a member of the executive board of Univar N.V. from 2003 to 2007. Mr. Holsboer retired in 2008 as a supervisory director of the Royal Begemann Group and of Onderlinge’s Gravenhage/Neerlandia van 1880. He also served as President of the Geneva Association from 1993 to 1999 of which he is now honorary President/member. Currently, Mr. Holsboer is a supervisory director of Atradius N.V., Delta Lloyd Group N.V., TD Waterhouse Bank N.V., and Yura International/YAM Invest N.V. He also serves as Chairman of the Board for Stichting Vie d’Or and Vereniging Pro Senectute and is a member of the board of Foundation Corporate Express and Foundation Imtech. Other than PartnerRe, Mr. Holsboer is not a director of any other U.S. listed companies. Mr. Holsboer’s qualifications to sit on our board include his years of experience in the international financial and reinsurance industries.

Kevin M. Twomey

Age:	63
Director Since:	May 2003
Committees:	Audit Committee, Chairman Compensation Committee, Vice Chairman Human Resources Committee, Vice Chairman
Biography:

Mr. Twomey was President and Chief Operating Officer of The St. Joe Company until his retirement in 2006. Currently, Mr. Twomey is a Director of Acxiom Corporation (NASDAQ: ACXM), and Prime Property Fund LLC. He is on the Board of Trustees of the University of North Florida, United Way of Northeast Florida and the University of North Florida Funding Corporation. Mr. Twomey was a director of Intergraph Corporation from 2004 until 2006, a director of Novelis Inc. from 2006 until 2007 and a director of Doral Financial Corporation from 2007 until 2009. Mr. Twomey’s qualifications to sit on our board include his years of executive experience as a President, Chief Financial Officer and Chief Operating Officer of a public company. Mr. Twomey’s experience also qualifies him as a “financial expert”.

Roberto Mendoza

Age:	64
Director Since:	October 2009
Committees:	Nominating & Governance Committee Risk & Finance Committee
Biography:

Mr. Mendoza was Vice Chairman of the Board of J.P. Morgan from 1990 to 2000. He is the former Chairman of XL Capital Ltd., Egg plc, and Trinsum Group, Inc. which had an involuntary petition for liquidation under Chapter 7 of the U.S. Bankruptcy Code filed against it in July 2008, and subsequently it filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009. Mr. Mendoza was a non-executive director for ACE Ltd, Banesto S.A., the BOC Group plc, Continental Airlines, Inc., Mid Ocean Limited, Prudential plc, Reuters plc, the Travelers Group, Vitro S.A. and Paris Re Holdings Ltd. Currently, Mr. Mendoza is a non-executive director for Manpower Inc. and Western Union, Inc. He is also a partner in Deming Mendoza & Co. Mr. Mendoza’s qualifications to sit on our board include his years of experience in the reinsurance/insurance industry, as well as his previous experience as a director on the boards of a variety of public companies including reinsurance companies.

David Zwiener

Age:	55
Director Since:	July 2009
Committees:	Compensation Committee Human Resources Committee Audit Committee
Biography:

Mr. Zwiener was President and Chief Operating Officer of the property and casualty operations at Hartford Financial Services Group Inc from 1997 to 2007. In that role he oversaw one of the ten largest property and casualty insurance companies in the U.S. He also served as a member of Hartford’s Board of Directors. Most recently Mr. Zwiener was Chief Financial Officer at Wachovia Corporation where he played a critical role in managing the bank’s capital, financial reporting and investor relations. Prior to that position he was Managing Director and Co-Head of the financial institutions group of the global private equity firm the Carlyle Group. Mr. Zwiener’s qualifications to sit on our board include his experience as President and Chief Operating Officer of a leading insurance group as well as knowledge gained as Chief Financial Officer of a major financial institution.

Nominees for election as the Class II Directors with terms expiring at the 2013 Annual Meeting (see Proposal 1 on page 62):

John A. Rollwagen, Chairman of the Board

Age:	69
Director Since:	May 2001
Committees:	Risk & Finance Committee, Chairman Compensation Committee Human Resources Committee
Biography:

Mr. Rollwagen was Chairman and Chief Executive Officer of Cray Research, Inc., a Fortune 500 company, until his retirement in 1993. He served as a principal of Quatris Fund from 2000 until 2005 and as director of Lexar Media and Computer Network Technology Inc. until 2005. Currently, Mr. Rollwagen is a director of Algos Corp. In April, 2009 Mr. Rollwagen resigned from the Boards of Cassatt Corp. and Si Cortex. Mr. Rollwagen’s qualifications to sit on our Board include his years of executive experience as a chief executive officer of a major public company.

Vito H. Baumgartner
Age:	69
Director Since:	November 2003
Committees:	Compensation Committee, Chairman Human Resources Committee, Chairman Audit Committee
Biography:

Mr. Baumgartner was a Group President and Executive Officer of Caterpillar Inc. until his retirement in 2004. Currently, Mr. Baumgartner is a director of Northern Trust Global Services Ltd. (UK). He served as a director of Scania AB until 2007 and in April 2009 he resigned as a director of AB SKF Inc. a position he held since 1998. Mr. Baumgartner’s qualifications to sit on our Board include his years of experience as an executive officer in an international business environment.

Jean-Paul L. Montupet

Age:	62
Director Since:	February 2002
Committees:	Nominating & Governance Committee, Chairman Risk & Finance Committee
Biography:

Mr. Montupet has been an Executive Vice President of Emerson since 1990, and is also an advisory Director of Emerson Electric Co. and President of Emerson Europe. In addition, Mr. Montupet is a Director of Lexmark International, Inc. Mr. Montupet’s qualifications to sit on our Board include his years of experience as an executive officer and president in a global business.

Lucio Stanca

Age:	68
Director Since:	September 2006 (formerly served from May 1998 - January 2005)
Committees:	Nominating & Governance Committee Risk & Finance Committee
Biography:

Mr. Stanca was Executive Chairman of IBM EMEA (Europe, Middle East, and Africa) until his retirement in 2001. He is the former Minister of Innovation and Technology for the Italian Government and was elected as a Senator in Italy in April 2006 and Deputy of the Italian Parliament in April 2008. Mr. Stanca is President and Chief Executive Officer of Expo 2015 Spa. Mr. Stanca is Vice Chairman of the Aspen Institute Italia. Mr. Stanca served as a director of Sorin S.p.A. until 2007. Mr. Stanca’s qualifications to sit on our Board include his experience as an executive in a major global business.

Continuing Class III Directors with terms expiring at the 2011 Annual Meeting:

Judith Hanratty, CVO, OBE

Age:	66
Director Since:	January 2005
Committees:	Audit Committee Nominating & Governance Committee
Biography:

Ms. Hanratty was an Executive for British Petroleum plc until she retired in 2003. Currently, Ms. Hanratty is a non-executive Director of Charles Taylor Consulting plc and the U.K. Gas and Electricity Markets Authority. Ms. Hanratty is also Chairman of the Commonwealth Education Trust and the Commonwealth Institute (Australia) Limited and a member of the Editorial Board of the Cambridge University Press Legal Practice Section. She is also an Honorary Fellow and former trustee of Lucy Cavendish College, Cambridge University, and a fellow of the Royal Society for the Encouragement of Arts, Manufacture and Commerce. Ms. Hanratty was awarded the Order of the British Empire in 2002 and was made a Commander of the Royal Victorian Order in 2007. Ms. Hanratty’s qualifications to sit on our Board include her experience as an executive in the public company arena and her legal and governance background.

Rémy Sautter
Age:	64
Director Since:	November 2001
Committees:	Nominating & Governance Committee Risk & Finance Committee
Biography:

Mr. Sautter is currently Chairman of the Board for RTL Radio, France, and a director of Channel 5, UK. He is also a director of Metropole Television (M6) SA, Pages Jaunes (Paris), and Thomson Multimédia P.L.C. and operating partner of Duke Street Capital (London). Mr. Sautter was also a director of Taylor Nelson Sofres plc. (London) until March, 2009. Mr. Sautter’s qualifications to sit on our Board include his expertise as an executive and Board member in a major European company.

Patrick A. Thiele, President and Chief Executive Officer

Age:	59
Director Since:	December 2000
Committees:	Risk & Finance Committee Human Resources Committee
Biography:

Currently Mr. Thiele is a board member of the Geneva Association, Chairman of the Association of Bermuda Insurers and Reinsurers, Vice-Chair of the Global Reinsurance Forum and is on the Dean’s Advisory Board of the University of Wisconsin Business School. Mr. Thiele is also on the Board of Overseers of the School of Risk Management & Actuarial Science, St. John’s Campus, New York. In March 2009, Mr. Thiele resigned as a director of Channel Reinsurance Ltd. and Channel Re Holdings Ltd. Mr. Thiele’s qualifications to sit on our Board include his years of experience in the insurance industry which include nine years in the role as our Chief Executive Officer.

Jürgen Zech

Age:	70
Director Since:	August 2002
Committees:	Risk & Finance Committee, Vice Chairman Compensation Committee Human Resources Committee
Biography:

Dr. Zech was Chief Executive of Gerling-Konzern Versicherungs-Beteiligungs-AG until he retired in 2001. Currently, Dr. Zech is Chairman of Denkwerk GmbH, Klinikum der Universität zu Köln, Heubeck AG and Seeburger AG. In 2005 Dr. Zech retired from the board of directors of Sauerborn Trust AG and Oviesse GmbH, in 2006 he retired from Barclays Bank plc, ATIS-REALSA and Adyal SA; in 2007 he retired from Misys plc, and in 2008 he also retired from Quarzwerk GmbH and Cultural Initiative of German Industry. Mr. Zech’s qualifications to sit on our Board include his years of experience as chief executive officer and director in the European reinsurance and insurance industries.

OUR EXECUTIVE OFFICERS

This section details the age, position, and business experience for each of our executive officers. Mr. Thiele is described in further detail under the heading “Our Directors” on page 11.

Name	Age	Position
Patrick A. Thiele	59	President and Chief Executive Officer(1)
Albert A. Benchimol	52	Executive Vice President, Chief Financial Officer, PartnerRe Group and Chief Executive Officer, Capital Markets(2)
Bruno Meyenhofer	61	Chairman, PartnerRe Global(3)
Costas Miranthis	46	Chief Executive Officer, PartnerRe Global(4)
Theodore C. Walker	49	Chief Executive Officer, PartnerRe U.S.(5)

(1)	Mr. Thiele was appointed President and Chief Executive Officer in December 2000.
(2)	Mr. Benchimol was appointed Executive Vice President and Chief Financial Officer in April 2000, and Chief Executive Officer of the Capital Markets Group, one of our business units, in June 2007. Mr. Benchimol was employed by Reliance Group Holdings, Inc from 1989 to 2000. In June 2001 Reliance Group Holdings, Inc, filed for protection under Chapter 11 of the U.S. Bankruptcy Code.
(3)	Mr. Meyenhofer was appointed Chief Executive Officer, PartnerRe Global, one of our business units, in February 2002. Effective as of July 1, 2008, Mr. Meyenhofer relinquished his role as Chief Executive Officer and accepted the position of Chairman of PartnerRe Global.
(4)	Mr. Miranthis was appointed Deputy Chief Executive Officer, PartnerRe Global in September 2007 and was promoted to Chief Executive Officer, PartnerRe Global, and Chief Executive Officer, Partner Reinsurance Europe Limited in July 1, 2008.
(5)	Mr. Walker was appointed head of the worldwide catastrophe underwriting operations in 2002. In July 2007, Mr. Walker assumed the role of Chief Underwriting Officer for PartnerRe U.S. and, effective January 1, 2009, Mr. Walker succeeded Mr. Moore as Chief Executive Officer of PartnerRe U.S.

Retiring Executives

Scott Moore joined PartnerRe at its inception in 1993 as the Chief Financial Officer. Mr. Moore held the position of Chief Financial Officer until 1998 when he accepted the role of President and Chief Executive Officer of PartnerRe U.S. Mr. Moore became the Executive Vice President and Deputy Chairman of PartnerRe U.S. on January 1, 2009 and retired effective March 31, 2009.

Mr. Meyenhofer joined PartnerRe in 1998 following PartnerRe’s acquisition of the reinsurance business of Winterthur. In February 2002 he was appointed as the Chief Executive Officer, PartnerRe Global. Effective as of July 1, 2008, Mr. Meyenhofer relinquished his role as Chief Executive Officer and accepted the position of Chairman of PartnerRe Global. Mr. Meyenhofer remained with PartnerRe until the effective date of his retirement on March 31, 2010. Until such time, Mr. Meyenhofer continued to be a member of the Executive Committee and held the position of Chairman of PartnerRe Global.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

Directors and Officers

The following table sets forth information, as of March 22, 2010 with respect to the beneficial ownership of all directors and executive officers. As defined by the SEC, an individual is deemed to be the “beneficial owner” of any shares that the person could acquire through the exercise of any currently exercisable options. The common shares owned by all directors and executive officers as a group constitute approximately 1.91% of the issued and outstanding common shares, net of treasury shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Shares
Patrick A. Thiele	556,078	(1)	*
Albert A. Benchimol	359,210	(2)	*
Bruno Meyenhofer**	278,691	(3)	*
Costas Miranthis	106,120	(4)	*
Theodore C. Walker	64,009	(5)	*
Scott D. Moore***	160,153	(6)	*
John A. Rollwagen	75,905	(7)	*
Vito H. Baumgartner	57,660	(8)	*
Robert M. Baylis****	48,886	(9)	*
Judith Hanratty	35,072	(10)	*
Jan H. Holsboer	86,601	(11)	*
Roberto Mendoza	2,194	(12)	*
Jean-Paul L. Montupet	53,473	(13)	*
Rémy Sautter	39,273	(14)	*
Lucio Stanca	17,369	(15)	*
Kevin M. Twomey	36,422	(16)	*
Jürgen Zech	57,775	(17)	*
David Zwiener	3,587	(18)	*
All directors and executive officers (15 total)	1,550,748		1.91

*	Denotes beneficial ownership of less than 1%.
**	Mr. Meyenhofer retired from PartnerRe Global on March 31, 2010 and his shares are not included in the aggregate total provided in the table above.
***	Mr. Moore retired from PartnerRe U.S. on March 31, 2009 and his shares are not included in the aggregate total provided in the table above.
****	Mr. Baylis retired as a director of PartnerRe in May 22, 2009 and his shares are not included in the aggregate total provided in the table above.

(1)	Mr. Thiele held 381,670 exercisable options to purchase common shares and 125,293 restricted share units that were vested. In addition, Mr. Thiele has acquired 3,851 common shares under the Employee Share Purchase Plan, and held an additional 45,264 common shares, 30,264 of which were purchased on the open market.
(2)	Mr. Benchimol held 329,840 exercisable options to purchase common shares and share-settled share appreciation rights and 26,777 restricted share units that were vested. In addition, Mr. Benchimol has acquired 2,593 common shares under the Employee Share Purchase Plan. Mr. Benchimol holds 29,370 shares in a margin account.
(3)	Mr. Meyenhofer held 242,215 exercisable options to purchase common shares and share-settled share appreciation rights and 32,798 restricted share units that were vested. In addition, Mr. Meyenhofer has acquired 3,678 common shares under the Employee Share Purchase Plan and the Swiss Share Purchase Plan.

(4)	Mr. Miranthis held 100,036 exercisable options to purchase common shares and share-settled share appreciation rights and 4,840 restricted share units that were vested. In addition, Mr. Miranthis has acquired 1,244 common shares under the Employee Share Purchase Plan.
(5)	Mr. Walker held 59,287 exercisable options to purchase common shares and share-settled share appreciation rights and 3,504 restricted share units that were vested. In addition, Mr. Walker has acquired 1,218 common shares under the Employee Share Purchase Plan.
(6)	Mr. Moore held 132,250 exercisable options to purchase common shares and share-settled share appreciation rights and 25,958 restricted share units that were vested. Mr. Moore also holds 1,945 common shares.
(7)	Mr. Rollwagen held exercisable options to purchase 49,413 common shares. In addition, Mr. Rollwagen has been granted 20,927 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant and 1,565 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant. Mr. Rollwagen also held 4,000 common shares that he purchased on the open market.
(8)	Mr. Baumgartner held exercisable options to purchase 45,932 common shares. Mr. Baumgartner has been granted 9,208 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant and 2,520 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant.
(9)	Mr. Baylis held exercisable options to purchase 36,124 common shares. In addition, Mr. Baylis has been granted 12,133 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant, and 629 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant.
(10)	Ms. Hanratty held exercisable options to purchase 26,951 common shares. In addition, Ms. Hanratty has been granted 6,153 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant, and 1,968 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant.
(11)	Mr. Holsboer held exercisable options to purchase 71,807 common shares. In addition, Mr. Holsboer has been granted 11,077 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant, and 2,520 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant, and 1,197 common shares.
(12)	Mr. Mendoza does not hold any exercisable options to purchase common shares. In addition, Mr. Mendoza has been granted 610 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant and 1,584 common shares that were acquired as a result of the acquisition of Paris Re by PartnerRe Ltd.
(13)	Mr. Montupet held exercisable options to purchase 43,307 common shares. In addition, Mr. Montupet has been granted 7,334 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant, and 1,416 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant and 1,416 common shares.
(14)	Mr. Sautter held exercisable options to purchase 28,124 common shares. In addition, Mr. Sautter has been granted 9,733 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant, and 1,416 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant.
(15)	Mr. Stanca held exercisable options to purchase 9,569 common shares. In addition, Mr. Stanca has been granted 6,286 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant, and 1,514 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant.
(16)	Mr. Twomey held exercisable options to purchase 27,866 common shares. In addition, Mr. Twomey has 7,140 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant and 1,416 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant.
(17)	Dr. Zech held exercisable options to purchase 43,691 common shares. In addition, Dr. Zech has been granted 11,564 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant, and 2,520 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant.
(18)	Mr. Zwiener does not hold any exercisable options to purchase common shares. In addition, Mr. Zwiener has been granted 787 restricted share units, which vested immediately with a delivery date restriction of 12 months from date of grant. Mr. Zwiener also held 2,800 common shares that he purchased on the open market.

Other Beneficial Owners

The following table provides information regarding each person (including each corporate group) that owned, of record or beneficially, more than 5% of our outstanding common shares as of December 31, 2009. The information contained in the table is based solely on reports on Schedules 13G and 13D filed with the SEC; we have not independently verified the data. As defined by the SEC, a person is deemed to “beneficially own” shares if such person directly or indirectly (i) has or shares the power to vote or dispose of such shares, regardless of whether such person has any pecuniary interest in the shares, or (ii) has the right to acquire the power to vote or dispose of such shares within 60 days, including through the exercise of any option, warrant, or right. The shares detailed in the table are not necessarily owned by the entities named but may be owned by accounts over which they exercise discretionary investment authority.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Of Class

Blackrock Inc. 40 East 52nd Street New York, NY 10022, U.S.A.	7,501,391	(1)	9.4%

Stone Point Capital LLC 20 Horseneck Lane Greenwich CT 06830, U.S.A.	4,877,895	(2)	6.2%

(1)	As of December 31, 2009, based on a report on Schedule 13G filed on January 29, 2010, Blackrock Inc beneficially owns and has sole dispositive power over 7,501,391 common shares.
(2)	As of October 2, 2009, based on a joint report on Schedule 13D filed on October 13, 2009, 2009, Stone Point Capital LLC, Trident Capital III, L.P., Stone Point GP Ltd., Trident III, L.P., and Trident III Professionals Fund, L.P. are together deemed to be the beneficial owners of 4,877,895 common shares over which Stone Point Capital LLC has been granted sole voting power over 4,120,663 and shared voting power over 757,232.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons that beneficially own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in beneficial ownership with the SEC and the New York Stock Exchange. We assist directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

Based solely on a review of the reports filed by individuals subject to Section 16(a) during 2009, no director or executive officer failed to file his or her required reports on a timely basis.

CORPORATE GOVERNANCE

Board Classification

As described above under the heading “Our Directors,” the Board is divided into three Classes with terms expiring at successive annual meetings. Class II, whose term expires at the upcoming Annual General Meeting, comprises John A. Rollwagen, Vito H. Baumgartner, Jean-Paul L. Montupet and Lucio Stanca. Each director in Class II is standing for reelection, and, if elected, will continue to serve until the new term expires at the 2013 Annual General Meeting.

Meetings and Committees of the Board

Working through its five standing committees, the Board exercises oversight over strategic decisions throughout the organization (for further details, see “Committees of the Board of Directors” on page 20 and “Our Directors” on pages 6-11). The Board held nine meetings in 2009. Every director attended at least 75% of the meetings held by the Board and by the committees on which he or she serves. Every director attended the 2009 Annual General Meeting.

Insurance

The primary underwriter for PartnerRe’s director and officer insurance is Hartford Fire Insurance Company. The policy period runs from May 15, 2009 to May 15, 2010. The cost of this coverage for the one-year period ending May 15, 2010, was $1,835,826. Effective October 2, 2009, Paris Re directors and officers were covered by this policy and as a result the premium increased to $2,020,408. As a condition of the Paris Re acquisition a separate policy was purchased for former Paris Re directors and officers at a cost of €492,091 for a six year run off effective December 7, 2009.

Communication with Directors

Any shareholder or other interested party who wishes to communicate with our directors may write to the Board at Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, marked for the attention of a particular director or the Secretary to the Board. The Secretary’s office opens all such correspondence and forwards it to the relevant director, except for items unrelated to the functions of the Board, business solicitations or advertisements.

Significant Board Practices

Executive Session

At every physical board meeting there is an executive session where Mr. Thiele, the Chief Executive Officer, is excused. In 2009, there were four physical board meetings. The non-management board members are at liberty to raise whatever issues they wish.

Advance Materials

Information and data important to the directors’ understanding of the business or matters to be considered at a Board or committee meeting are, to the extent practical, distributed sufficiently in advance of the meeting to allow careful review. The directors set an annual agenda in advance, which is circulated with the materials. In addition, the Chairman of the Board and each committee sets a quarterly agenda in advance of all Board and committee meetings.

Access to Management

Directors have full and unrestricted access to management. In addition, key members of management attend Board meetings from time to time to present information about the results, plans and operations of the business within their areas of responsibility.

Access to Outside Advisers

The Board and its committees may retain external counsel or consultants on their own initiative. For example, the Audit Committee has the authority to retain and terminate the independent auditor, the Nominating & Governance Committee may retain search firms to help identify director candidates, and the Compensation Committee and the Chairman of the Compensation Committee may retain and terminate the services of compensation consultants for advice on executive compensation matters.

Director and Officer Questionnaire

Every year, each director and executive officer completes a Director and Officer Questionnaire that requires disclosure of detailed information, including whether the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest in any transaction involving PartnerRe.

Board Independence and Expertise

The Nominating & Governance Committee has determined that all directors are independent with the exception of Mr. Thiele, who is the only management director. In making this determination, the Nominating & Governance Committee considers the New York Stock Exchange listing standards for independence and reviews a comprehensive list of board memberships and charitable associations for each director. In addition, the Nominating & Governance Committee considered certain other arrangements described under the heading “Agreements with Related Parties” in our filing on Form 10-K for the year ended December 31, 2009. Based on this review, the Nominating & Governance Committee determined that no director other than Mr. Thiele had a direct or indirect material relationship with PartnerRe. In addition, there are no interlocking directorships and none of our independent directors, or any of their immediate family members receive any consulting, advisory, legal, or other non-director fees from PartnerRe. If any such relationship were to arise, all relevant material fees would be disclosed and the Nominating & Governance Committee would make a new determination as to independence.

In the normal course of our operations, PartnerRe has bought or held securities of companies for which some of our board members serve as directors or non-executive directors. All transactions entered into as part of the investment portfolio were completed on market terms.

Board Leadership Structure

Since its inception in 1993 PartnerRe has always separated the role of the Chief Executive Officer from that of the Chairman of the Board and therefore obviates the need to appoint a lead director. The role of Chairman of the Board is filled by an independent, non-executive director and this separation of duties is an important factor of our corporate governance mandate. The Chairman leads the Board meetings which are scheduled at least four times a year, calls additional meetings of the directors as he deems appropriate, advises the Nominating & Governance Committee on the selection of committee Chairs, leads the evaluation of the performance of the Chief Executive Officer, advises on and determines with the concurrence of the Chief Executive Officer the agenda for Board meetings, determines with the Chief Executive Officer the nature and extent of information that should be provided to the Board in advance of Board meetings, provides leadership to the Board, acts as a liaison between shareholders and the Board where appropriate and performs such other functions as the Board may direct. The Chairman also leads all executive sessions of the Board which are held each time a physical board meeting occurs.

Director Qualifications

The Nominating & Governance Committee identifies, reviews, assesses and recommends candidates to fill vacancies on the Board that occur for any reason. The Nominating & Governance Committee follows established criteria when evaluating the candidacy of any individual as a director. (Further information about these criteria can be found under the heading “Nominating & Governance Committee” on pages 23-24 and in each director’s biography on pages 6-11.) The Board retained the firm of Spencer Stuart to assist it in recruiting Mr. Zwiener to its Board. The Nominating & Governance Committee also interviewed, assessed and recommended a Paris Re nominee candidate to the Board for its approval as a condition of the Paris Re acquisition.

The Board’s Role in Risk Oversight

Both the Board and management recognize that it is neither possible nor desirable to eliminate all risk. As a reinsurance entity PartnerRe must assume risk in order to achieve its strategic objectives and return goals; however it is necessary that risk be assumed in accordance with an established risk appetite and within an integrated risk management framework. The Board sets both the risk appetite and return goals by consideration of the following:

•	establishment of a minimum capital level expressed as a fixed percentile of a modeled financial loss exceedance curve plus a margin;

•

setting loss tolerances expressed as a percentage of the minimum capital level for the three largest risks facing PartnerRe; these are considered to be natural catastrophe risk, casualty reserving risk and equity investment risk; and

•	approving key risk management principles and policies utilized by PartnerRe to drive individual decision making throughout the organization.

In addition the Board also:

•	allocates responsibilities for risk oversight among the Board and its committees;

•	facilitates open communication between management and directors about the risks facing PartnerRe; and

•	fosters an appropriate culture of integrity and risk awareness.

While the Board oversees risk management, it is the responsibility of management to manage risk. PartnerRe has robust internal policies and procedures and a strong internal control environment to identify and manage risks and to communicate with the Board. These policies and procedures include an integrated risk management framework, an enterprise risk management committee chaired by the Chief Executive Officer, regular internal management disclosure committee meetings, the Code of Business Conduct and Ethics and a comprehensive internal and external audit process. The Board and the Audit Committee monitor the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and its committees on the significant risks identified and how they are being managed and mitigated. (The Board implements its risk oversight function both as a whole and through its committees.) Much of the work is delegated to committees, which meet regularly and report back to the Board. All committees play significant roles in carrying out the risk oversight function.

In particular:

•

The Audit Committee oversees and focuses on risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and PartnerRe’s ethics programs, including the Code of Business Conduct & Ethics. The Audit Committee members meet separately with PartnerRe’s Chief Audit Executive and representatives of the independent auditing firm.

•

The Compensation Committee evaluates the risks and rewards associated with PartnerRe’s compensation philosophy and programs. As discussed in more detail in the Compensation Discussion and Analysis on pages 45-47, the Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the positive incentives of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

•	The Risk & Finance Committee oversees risks relating to reserving, underwriting limits, investments, currency risk and hedging programs, mergers and acquisitions, and capital projects.

Code of Business Conduct and Ethics

The Board has adopted the Code of Business Conduct and Ethics, which applies to all directors, officers and employees. Any specific waiver of its provisions requires approval of the Board or the Audit Committee, and any waivers must be disclosed to shareholders promptly. There were no waivers of the Code of Business Conduct and Ethics in 2009. Any director, officer or employee who violates the Code of Business Conduct and Ethics will be subject to disciplinary action.

Corporate Governance Principles and Application Guidelines

The Board believes that good corporate governance is critical to achieving business success and aligning the interests of management and shareholders. To that end, the Board adopted the Corporate Governance Principles and Application Guidelines to define how the Board will operate and to reflect PartnerRe’s global business practices. The Corporate Governance Principles and Application Guidelines specifically note that our Bye-Laws require majority voting for resolutions relating to the election of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established five standing committees: the Audit Committee, the Compensation Committee, the Human Resources Committee, the Nominating & Governance Committee and the Risk & Finance Committee. Members of the Audit, Compensation, and Nominating & Governance Committees are independent of PartnerRe and management as defined by New York Stock Exchange rules. The committee memberships are as follows:

Audit Committee	Compensation Committee	Human Resources Committee	Nominating & Governance Committee	Risk & Finance Committee
Kevin M. Twomey*	Vito H. Baumgartner*	Vito H. Baumgartner*	Jean-Paul L. Montupet*	John A. Rollwagen*
Jan H. Holsboer**	Kevin M. Twomey**	Kevin M. Twomey**	Roberto Mendoza	Jürgen Zech**
Vito H. Baumgartner	John A. Rollwagen	John A. Rollwagen	Judith Hanratty	Jean-Paul L. Montupet
Judith Hanratty	Jürgen Zech	Patrick A. Thiele+	Jan H. Holsboer	Roberto Mendoza
David Zwiener	David Zwiener	Jürgen Zech	Rémy Sautter	Remy Sautter
		David Zwiener	Lucio Stanca	Lucio Stanca
Patrick A. Thiele+

*	Chairman
**	Vice-Chairman
+	Non-independent director

Each committee has a charter that, among other things, reflects current best practices in corporate governance. The following section describes the role of each committee.

Audit Committee

The Audit Committee’s primary responsibilities are to assist Board oversight of:

•	the integrity of PartnerRe’s financial statements;

•	PartnerRe’s compliance with legal and regulatory requirements, including the receipt of reports arising in respect of the Code of Business Conduct and Ethics;

•	the independent auditor’s qualifications and independence; and

•	the performance of PartnerRe’s internal audit function and independent auditors.

To that end, the Audit Committee regularly meets with management, the Chief Audit Executive, and our independent registered public accounting firm to review matters relating to the quality of financial reporting and internal accounting controls, including the nature, extent and results of their audits. In addition, the Audit Committee discusses PartnerRe’s risk assessment and risk management processes, and reviews controls relating to management of risk exposures and management steps to mitigate, monitor, control and report on risk. The Audit Committee met eight times during the year ended December 31, 2009.

The Chairman of the Audit Committee, Mr. Twomey, meets the definition of an “audit committee financial expert” as adopted by the SEC, and he has agreed to be designated as such. Mr. Twomey serves on the Audit Committee for one other public company. Further information about Mr. Twomey can be found on page 6.

The other members of the Audit Committee meet the financial literacy requirements of the New York Stock Exchange. They have a broad range of experience in senior executive positions in their respective industries. The Board has determined that each member of the Audit Committee has appropriate accounting and financial management expertise. Further details relating to the experience of the Audit Committee members can be found in their respective biographies on pages 6-11.

The following report was approved at a meeting of the Audit Committee on February 25, 2010.

Audit Committee Report

The Audit Committee has discussed with the independent registered public accounting firm, Deloitte & Touche (“Deloitte”), the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and Regulation S-X Rule 2-07.

The Audit Committee and Deloitte have discussed Deloitte’s independence and whether Deloitte can provide non-audit related services and maintain independence from management and PartnerRe. The Audit Committee has received from Deloitte the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees, Concerning Independence) including written materials addressing Deloitte’s internal quality control procedures.

During fiscal year 2009, the Audit Committee had eight meetings, including telephonic meetings, to discuss (among other things) PartnerRe’s quarterly results. The meetings were conducted to encourage communication among the members of the Audit Committee, management, the internal auditors and Deloitte. The Audit Committee also discussed with Deloitte the overall scope and plans for Deloitte’s audits and the results of such audits. The Audit Committee met with representatives from Deloitte, both with and without management present.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2009 with management and with Deloitte. Based on the above-mentioned reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in PartnerRe’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee

Kevin M. Twomey, Chairman

Jan H. Holsboer, Vice Chairman

Vito H. Baumgartner

Judith Hanratty

David Zwiener

Compensation Committee

The Compensation Committee’s primary responsibilities are:

•	Reviewing and recommending to the Board the adoption of plans providing for the issuance of shares, incentive-compensation plans and other equity based plans;

•

Determining the terms of any awards under such plans to the Chief Executive Officer and the officers subject to Section 16 of the Exchange Act of 1934 (the “Exchange Act”) and recommending them to the Board;

•	Establishing goals and objectives relevant to the Chief Executive Officer’s compensation;

•	Evaluating the performance of the Chief Executive Officer in light of established goals and objectives relevant to the Chief Executive Officer’s Compensation;

•	Determining and recommending to the executive session of the Board the compensation and benefits of the Chief Executive Officer;

•	Determining and recommending to the Board any employment or other agreements with the officers subject to Section 16 of the Exchange Act providing for severance or change in control benefits;

•

With input from the Human Resources Committee, determining the compensation of the officers subject to Section 16 of the Exchange Act (other than the Chief Executive Officer) and making recommendations to the Board;

•	Producing any external report required by statute or regulation relating to compensation or the Compensation Committee’s responsibilities;

•

Reviewing and discussing the Compensation Discussion and Analysis with management and providing a recommendation to the Board regarding its inclusion in PartnerRe’s annual proxy statement and Annual Report on Form 10-K; and

•	In conjunction with the Human Resources Committee, reviewing and recommending to the Board appointments to the Executive Committee.

The Compensation Committee can delegate authority to individual Compensation Committee members or a sub-committee as it deems appropriate or as necessary to carry out responsibilities of the Compensation Committee. In addition, the Compensation Committee may delegate to one or more officers of PartnerRe its authority under the terms of any incentive-compensation or other equity-based plan to make grants and awards under such plans as the Compensation Committee deems appropriate and in accordance with the terms of such plans.

Compensation Committee Consulting Services

The Compensation Committee has the authority to hire, manage and terminate outside compensation consulting services.

The Chairman of the Compensation Committee, Mr. Baumgartner, requests information, analysis and proposals from PricewaterhouseCoopers, Watson Wyatt or Frederic W. Cook, firms that provide consulting services from time to time. As discussed below, examples of these services include reviewing executive retention plans, proposing alternative approaches in the design of long-term incentive plans, suggesting the composition of our comparative peer group and making competitive pay analyses based on the peer group.

Management obtains consulting services from other independent compensation consultants on an as-needed basis throughout the year. Typical projects include market pay studies, industry benchmarking and input on current trends and developments in executive compensation. Fees for these consulting services are set on a project-by-project basis. An annual retainer is not paid to any executive compensation consulting firm.

Compensation of Named Executive Officers: Roles and Responsibilities

Human Resources Committee

The Human Resources Committee currently comprises the Chief Executive Officer and the members of the Compensation Committee. The Human Resources Committee oversees human resources philosophy, strategy, policy and administration for the employees of PartnerRe, including the Section 16 officers (excluding the Chief Executive Officer).

Chief Executive Officer

The Chief Executive Officer is not a member of the Compensation Committee and did not attend any Compensation Committee meetings in 2009. As a member of the Human Resources Committee, the Chief Executive Officer assists the Compensation Committee by:

•	Explaining business context, the market environment and PartnerRe’s strategic direction;

•	Proposing financial performance measures and organizational performance objectives for Named Executive Officers (as defined below) other than himself, for the next annual performance period; and

•

Making compensation recommendations for Named Executive Officers other than himself, based on PartnerRe’s financial results and his personal qualitative assessment of the contributions of each executive toward those results and other organizational objectives.

Human Resources Management

In February 2009, Human Resources management provided the Compensation Committee with its analysis on internal pay equity, compensation mix, executive share ownership and competitive market comparisons.

Two Human Resources officers attend meetings of the Compensation Committee in a support capacity, but are not members:

•

The Chief Human Resources Officer presents information and proposals and coordinates technical and administrative support for the Compensation Committee. Once compensation packages are approved, the Chief Human Resources Officer is responsible for implementing any base salary adjustments, annual incentive payments and equity award grants.

•	The Director of Group Compensation and Benefits is a resource on technical issues and serves as secretary to both the Human Resources Committee and the Compensation Committee.

Compensation Consultant

An independent consulting firm provides information and guidance to the Compensation Committee as requested. Each year at the Compensation Committee’s November meeting, a report is presented suggesting which companies constitute an appropriate peer group. Further details about the peer group can be found under “External Pay Equity—Competitive Peer Group,” on page 36. When the Compensation Committee approves the peer group, the consultant prepares a competitive analysis of total compensation for the Named Executive Officers against compensation for comparable executives at each peer group company. This analysis is presented to the Compensation Committee at a meeting the following February. The consultant, together with the Chief Human Resources Officer, also presents the Compensation Committee with options for the compensation of the Chief Executive Officer based on peer group analysis.

Compensation Committee

The Compensation Committee reviews all of the analysis and information it receives and formulates the final compensation recommendations to the Board for the Named Executive Officers. Further information about the Compensation Committee can be found under “Committees of the Board of Directors—Compensation Committee,” which begins on page 21.

Board of Directors

The Board is responsible for the final approval of compensation elements for each Named Executive Officer, excluding the Chief Executive Officer. All compensation elements for the Chief Executive Officer are discussed and approved during a Board executive session convened by independent directors. The Compensation Committee met six times during 2009.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee in 2009 was an officer or employee of PartnerRe or any of its subsidiaries. There are no Compensation Committee interlocks.

Human Resources Committee

The Human Resources Committee is responsible for our compensation philosophy, all forms of deferred compensation (other than for the Named Executive Officers), and the defined contribution pension plans. The Human Resources Committee also reviews, analyzes, discusses and, if appropriate, validates management’s recommendations regarding human resource philosophies, policies and programs. In conjunction with the Compensation Committee, the Human Resources Committee reviews and recommends to the Board appointments to the Executive Committee. The Human Resources Committee focuses primarily on evaluating the performance of the officers subject to Section 16 of the Exchange Act (other than the Chief Executive Officer) (including making compensation recommendations to the Compensation Committee), employee benefits, equity programs and executive succession planning and development. The Human Resources Committee met five times during 2009.

Nominating & Governance Committee

The Nominating & Governance Committee is responsible for overseeing all aspects of corporate and board governance. The Nominating & Governance Committee identifies individuals qualified to become Board members, often with the assistance of a third-party search firm, and recommends appropriate nominees to the Board. In addition, the Nominating & Governance Committee recommends directors for Board committee membership, prescribes committee structure, evaluates Board and committee performance, oversees and sets Board compensation, and develops and recommends to the Board the Corporate Governance Principles and Application Guidelines and oversees compliance with such guidelines. The Nominating & Governance Committee Chairman conducts individual assessments of those directors who are standing for re-election.

Because of the unique and diversified nature of the reinsurance industry, only the Nominating & Governance Committee may nominate directors, but the Nominating & Governance Committee may, at its discretion, consider director candidates suggested by shareholders.

The Nominating & Governance Committee does not have a formal diversity policy. However, it has established and rigorously follows criteria for membership to the Board and any committee. Members of the Nominating & Governance Committee review prospective candidates’ qualifications and geographic location; determine whether prospective candidates are independent and regularly consider whether the composition of the Board and its Committees is diverse and appropriate in light of current challenges and needs. In particular, the Nominating & Governance Committee considers each director’s individual skills, judgment, age, background and experience.

PricewaterhouseCoopers LLP was retained to assist the Nominating & Governance Committee in revising the compensation program for the Board and the aggregate cost in providing this service was $37,000. In February 2010, the Nominating & Governance Committee approved a revised compensation program for members of the Board. This is in keeping with its policy of reviewing the Board compensation program every two years. The total compensation amount remains the same for the directors and the Chairman of the Board. The cash component will also remain unchanged for the directors and the Chairman of the Board. PricewaterhouseCoopers LLP and affiliates have also provided additional services to PartnerRe and its affiliates, such services include tax, actuarial and accounting related services. The decisions to engage PricewaterhouseCoopers LLP for the performance of these individual services were made by management and were not subject to Board or Board committee approval. The aggregate fees for such additional services totaled $2.6 million.

The restricted share unit award for the directors, other than the Chairman of the Board, will now be $100,000, granted annually rather than quarterly, and the share option award for directors, other than the Chairman of the Board, will be $80,000, granted annually. The restricted share unit award for the Chairman will now be $120,000 and the share option award for the Chairman will be $100,000, both granted annually. The main change to the program is that rather than vesting immediately upon grant, the restricted share units will now have a cliff vesting schedule of five years, with specified events triggering acceleration of vesting. All payments and grants will be paid and made on June 15 of each year, commencing on June 15, 2010.

The Nominating & Governance Committee met six times during 2009.

Risk & Finance Committee

The Risk & Finance Committee oversees PartnerRe’s risk management policies and practices as well as its corporate financial management. In particular, the Risk & Finance Committee approve policy for, and monitor the management of, PartnerRe’s risks and capital, including:

•	Approving and monitoring dollar limits for the various risks PartnerRe assumes;

•	Monitoring the “Capital at Risk” methodology;

•	Reviewing and recommending to the Board for approval material changes to PartnerRe’s reserving policy and philosophy;

•	Reviewing and recommending to the Board for approval material changes to PartnerRe’s asset valuation policy and philosophy;

•	Monitoring the diversification polices of the capital markets and reinsurance units;

•	Monitoring the retrocession and hedging policies of PartnerRe;

•	Monitoring PartnerRe’s Integrated Risk Management process and methodology;

•	Approving and recommending to the Board any new equity or debt issuances or share repurchase programs or declaration of dividends;

•	Approving capital expenditures, including acquisitions and strategic investments, in accordance with prescribed thresholds; and

•	Monitoring capital adequacy of the Group and approving movement of capital between subsidiaries in accordance with prescribed thresholds.

The Risk & Finance Committee met four times during 2009.

DIRECTOR COMPENSATION

The directors’ compensation guidelines align the interests of directors and shareholders by promoting share ownership while maintaining competitive compensation levels. Compensation for PartnerRe directors reflects both the significant amount of time and the specialized skills required for directors to fulfill their duties.

The total compensation package for director service consists of three components:

•	cash compensation;

•	share options; and

•	restricted share units.

The following table shows how director compensation was allocated among these three components in 2009.

Component	Director Annual Amount	Board Chairman Annual Amount
Cash	$50,000	$180,000
Share options	$100,000	$120,000
Restricted share units	$80,000	$100,000
Dividend equivalents	Per actual dividend rate declared by the Board	Per actual dividend rate declared by the Board

With the exception of the spousal program (described below under “Management Director’s Fees and Directors’ Expenses”), no perquisites are provided to the directors.

Equity Components

The following section describes the 2009 director compensation structure. The Nominating & Governance Committee approved a new plan for 2010, which is outlined in the “Nominating & Governance Committee” under the “Committees of the Board of Directors—Nominating & Governance Committee” on pages 23-24.

The share option awards are immediately vested options to purchase PartnerRe common shares. These are granted each year on the date of the annual general meeting. The number of share options granted is determined using Black-Scholes methodology. Once the director ownership guidelines have been met and maintained and the director has served two full three year terms, the director can elect to take the cash value instead of the option grant. As a result of the revised board compensation program effective February 25, 2010, directors will no longer be able to take the cash value of the option grant.

The restricted share units are awarded on a quarterly basis and vest immediately. Each restricted share unit award has a share delivery date restriction of one year from the date of grant. If a director’s service terminates for any reason other than death, the delivery deferral will be lifted and the shares will be delivered six months following termination. In the case of termination due to death, the shares will be delivered immediately to the director’s designated beneficiary or estate. Dividend equivalents on cumulative restricted share unit awards are paid out quarterly in cash. As a result of the revised board compensation program effective February 25, 2010, restricted share units will be awarded on an annual basis and will have a five year cliff vest with no delivery restrictions. Upon delivery, directors can elect to receive 100% RSUs or 60% RSUs and 40% cash.

All equity awards for the directors are made from the 2003 Non-Employee Director Share Plan. This plan currently provides for the issuance of up to 800,000 common shares, and prescribes a maximum annual limit for awards from the plan. PartnerRe may amend or terminate this plan at any time, in whole or in part. However, any amendment for which shareholder approval is required will not be effective until such approval has been obtained. Unless terminated earlier, the plan will expire on May 22, 2013.

Elective Equity Incentive

In order to further align director and shareholder interests, the compensation guidelines allow directors to elect each year to defer 50% or 100% of their cash compensation. Deferred cash compensation is paid out in equity, with a PartnerRe match of 25% on the value of deferred cash compensation, to encourage increased share ownership. The PartnerRe match is paid out in restricted share unit awards, which are made under the same terms and conditions as the other restricted share unit grants.

Deferred Compensation Subject to Internal Revenue Code Sections 409A and 457A

For directors who are U.S. taxpayers, changes have been made to the Non-Employee Directors Compensation Plans so that it is compliant with Internal Revenue Code Sections 409A and 457A.

Board of Directors Ownership Guidelines

Each director is required to own, at a minimum, a number of PartnerRe common shares with an aggregate value equal to four times the director’s annual cash compensation entitlement. For these purposes, restricted share units and shares held outright are included in each director’s holdings. As of December 2009 only one board member, who joined in October 2009, has not met the ownership guidelines. Directors who do not meet the ownership guidelines are required to receive at least 50% of their cash compensation in the form of restricted share units until the ownership guidelines are met. As with the elective equity incentive, mandatory deferrals receive a PartnerRe match equivalent to 25%. The match is paid out in restricted share unit awards, which are made under the same terms and conditions as the other restricted share unit grants.

Compensation for the Chairman of the Board

For services as Chairman in 2009, Mr. Rollwagen elected to receive his share option award in cash ($120,000) and 1,454 restricted share units. Mr. Rollwagen elected not to defer his 2009 cash compensation.

Chairman of the Board Restricted Share Units	($)
Standard annual restricted share units award	100,000
Cash deferral to restricted share units award	0
Company match	0
Dividend equivalents in cash	42,709
Total	142,709

Management Director’s Fees and Directors’ Expenses

Mr. Thiele is not paid any fees or additional compensation for services as a director or as a member of any committee. All directors, including Mr. Thiele, are reimbursed for travel and other related expenses incurred in attending meetings of the Board or its Committees. All directors, including Mr. Thiele, are reimbursed for attending education sessions that will help them fulfill their obligations as directors or committee members. Every other year, the partners/spouses of the directors and Named Executive Officers are invited to a board meeting and provided with an extra optional spousal program. No such program took place in 2009.

Director Compensation Table

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Nonqualified Deferred Compensation Earnings and Principal ($)	All Other Compensation ($)*	Total ($)
John A. Rollwagen(3)	180,000	100,124	120,000	—	42,709	442,833
Vito H. Baumgartner(4)	0	142,623	100,000	—	29,873	272,496
Robert M. Baylis(5)	25,000	40,038	0	95,721	19,548	180,307
Judith Hanratty(6)	25,000	111,429	100,000	—	19,032	255,461
Jan H. Holsboer(7)	0	142,623	100,000	—	31,278	273,901
Roberto Mendoza(8)	12,500	20,077	0	—	0	32,577
Jean-Paul L. Montupet(9)	50,000	80,168	100,000	—	11,463	241,631
Rémy Sautter(10)	50,000	80,168	100,000	—	15,570	245,738
Lucio Stanca(11)	50,000	80,168	100,000	—	9,493	239,661
Kevin M. Twomey(12)	50,000	80,168	100,000	—	15,929	246,097
Jürgen Zech(13)	0	142,623	100,000	—	32,194	274,817
David Zwiener(14)	25,000	40,130	0	—	129	65,259

*	Details noted in the “All other Compensation” table.

(1)	The grant date fair market values for restricted share unit awards granted in 2009 were as follows: $61.56 on March 2, 2009; $65.89 on June 1, 2009; $72.92 on September 1, 2009; and $77.22 on December 1, 2009. The directors received the following awards:

	2-Mar-09	1-Jun-09	1-Sep-09	1-Dec-09
John Rollwagen	407	380	343	324
Vito. H. Baumgartner	579	541	489	462
Robert M. Baylis	325	304	0	0
Judith Hanratty	452	423	382	361
Jan H. Holsboer	579	541	489	462
Roberto Mendoza	0	0	0	260
Jean-Paul L. Montupet	325	304	275	260
Rémy Sautter	325	304	275	260
Lucio Stanca	325	304	275	260
Kevin M. Twomey	325	304	275	260
Jürgen Zech	579	541	489	462
David Zwiener	0	0	275	260

(2)	The grant date fair market value for the option awards granted on May 22, 2009 was $66.08 and the Black-Scholes value was $9.14. Mr. Rollwagen, Mr. Sautter, Mr. Stanca, Mr. Twomey and Mr. Zech elected to receive the cash value instead of the option grant.
(3)	Mr. Rollwagen did not defer any cash compensation for 2009. At December 31, 2009, he held exercisable options to purchase 49,413 common shares and 22,964 restricted share units.
(4)	Mr. Baumgartner elected to defer 100% of his cash compensation for 2009. At December 31, 2009, he held exercisable options to purchase 45,932 common shares and 11,279 restricted share units.
(5)	Mr. Baylis did not defer any of his cash compensation for 2009. At December 31, 2009, he held exercisable options to purchase 36,124 common shares and 12,762 restricted share units. In addition,

Mr. Baylis deferred his compensation in 2000 and 2002 pursuant to a plan that has since expired. Mr. Baylis retired from the Board on May 22, 2009 and, accordingly, his deferred compensation was paid in full. The final settlement of $95,721 was paid on May 26, 2009.

(6)	Ms. Hanratty elected to defer 50% of her cash compensation for 2009. At December 31, 2009, she held exercisable options to purchase 40,682 common shares and 7,771 restricted share units.
(7)	Mr. Holsboer elected to defer 100% of his cash compensation for 2009. At December 31, 2009, he held exercisable options to purchase 71,807 common shares and 13,148 restricted share units.
(8)	Mr. Mendoza joined the Board on October 2, 2009 and was unable to defer any cash compensation for 2009. At December 31, 2009, he held 260 restricted share units.
(9)	Mr. Montupet did not defer any cash compensation for 2009. At December 31, 2009, he held exercisable options to purchase 43,307 common shares and 8,498 restricted share units.
(10)	Mr. Sautter did not defer any cash compensation for 2009. At December 31, 2009, he held exercisable options to purchase 28,124 common shares and 10,897 restricted share units.
(11)	Mr. Stanca did not defer any cash compensation for 2009. At December 31, 2009, he held exercisable options to purchase 9,569 common shares and 7,450 restricted share units.
(12)	Mr. Twomey did not defer any of his cash compensation for 2009. At December 31, 2009, he held exercisable options to purchase 27,866 common shares and 8,304 restricted share units.
(13)	Dr. Zech elected to defer 100% of his cash compensation for 2009. At December 31, 2009, he held exercisable options to purchase 43,691 common shares and 13,635 restricted share units.
(14)	Mr. Zwiener joined the Board on July 7, 2009 and was unable to defer any cash compensation for 2009. At December 31, 2009, he held 535 restricted share units.

*	All Other Compensation includes the following:

Name	Dividend Equivalents ($)	Company Match on Cash Deferral ($)(a)	Total ($)
John A. Rollwagen	42,709	0	42,709
Vito H. Baumgartner	17,373	12,500	29,873
Robert M. Baylis	19,548	0	19,548
Judith Hanratty	12,782	6,250	19,032
Jan H. Holsboer	18,778	12,500	31,278
Roberto Mendoza	0	0	0
Jean-Paul L. Montupet	11,463	0	11,463
Rémy Sautter	15,570	0	15,570
Lucio Stanca	9,493	0	9,493
Kevin M. Twomey	15,929	0	15,929
Jürgen Zech	19,694	12,500	32,194
David Zwiener	129	0	129

(a)	As further detailed under “Elective Equity Incentive” on pages 25-26 and “Board of Directors Ownership Guidelines” on page 26, all deferred cash compensation is entitled to receive a company match equivalent to 25%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating & Governance Committee considers various relationships when determining whether a director is independent. These relationships are more fully described in “Board Independence and Expertise” on page 17.

The Nominating & Governance Committee considered the Agreements with Related Parties as disclosed in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2009 which discusses business relationships where a PartnerRe Board member is a director and determined that there were no related-party transactions involving our directors, executive officers, or any of their immediate family members or any of the entities named in the “Other Beneficial Owners” on page 15.

In November 2007, the Board adopted a written Related Person Transaction policy, which was amended by the Board in February 2010, to codify the practice of identifying, approving and reporting related-party transactions. The Nominating & Governance Committee is responsible for applying and enforcing this policy. Annually, each director and executive officer completes a questionnaire identifying his or her board relationships outside of PartnerRe. The results of the questionnaire are used to compile a list of parties which is subsequently distributed to all relevant business unit heads and support staff personnel. PartnerRe then identifies and quantifies any transaction that may have been consummated with any party on the list and the individual will indentify to the best of their knowledge any transaction that may have been consummated with any party on the list. In addition, the questionnaire solicits information about whether the director or executive officer or any member of his or her immediate family has a direct or indirect material interest in any transaction involving PartnerRe. The Nominating & Governance Committee determines whether the transaction should be stopped or reported in the proxy statement (or both), or whether the transaction may continue without disclosure in the proxy statement because it falls within certain permitted exceptions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Since the purpose of our business is to assume risk, shareholder value is only created when our executives and employees have the skills to assess, value and manage risk.

Three principles drive our behavior and form the basis for our compensation policies. We are committed to:

•	Selling a product of value to selected insurance and capital markets clients while maintaining the financial ability to meet our commitments;

•	Delivering an adequate return on shareholders’ capital within predetermined risk levels to compensate you for the risk we assume on your behalf; and

•	Following sound management and governance practices while providing a challenging work environment where employees can develop their careers and be rewarded appropriately for their performance.

Named Executive Officers in the Proxy

The following table identifies the Named Executive Officers by title.

Title
Patrick A. Thiele	President and Chief Executive Officer, PartnerRe Group
Albert Benchimol	Executive Vice President and Chief Financial Officer, PartnerRe Group and Chief Executive Officer, Capital Markets
Bruno Meyenhofer*	Chairman, PartnerRe Global
Costas Miranthis	Chief Executive Officer, PartnerRe Global
Theodore C. Walker**	Chief Executive Officer, PartnerRe U.S.
Scott D. Moore***	Executive Vice President and Deputy Chairman PartnerRe U.S.

*	Mr. Meyenhofer retired on March 31, 2010.
**	Mr. Walker succeeded Mr. Moore as Chief Executive Officer of PartnerRe U.S. effective January 1, 2009.
***	Mr. Moore retired on March 31, 2009, after serving as Executive Vice President and Deputy Chairman of PartnerRe U.S. Until his retirement, Mr. Moore received a proportionate amount of his previously established annual salary. He also remained in the Executive Health Benefits Program and in all PartnerRe U.S. benefit programs and received his 2009 annual incentive at the target rate of 100%. PartnerRe will continue to pay premiums for Mr. Moore’s healthcare benefits until he reaches age 65 and will pay the cash value of the premiums for dental benefits until September 2010. Tax filing assistance of $4,900 was paid for 2009. He received the cash value of the equity granted for 2008 in the amount of $380,066.

Compensation Programs and Risk Management

Our philosophy on compensation defines the mix of pay, between fixed and variable, balancing attraction, retention and motivation. PartnerRe offers competitive fixed pay and employee benefits while emphasizing performance based compensation. We create an opportunity for substantial total rewards, in a well managed company, in return for superior financial results. The guiding principles of our total rewards program are:

•	competitive with appropriate market

•	performance based variable compensation

•	promotes positive ownership behaviours and provides equity ownership opportunities for all employees

•	operates within common global principles and implementation reflects local market conditions

•	has governance and controls at appropriate levels

Our approach to risk management involves three key factors:

•	A sound governance structure with a clear set of principles and policies that apply across the organization;

•	A sound technical framework promoting consistent decision-making and execution across all business units; and

•	Skilled people and an appropriate culture.

The purpose of our business is to assume risk. Both our reinsurance and investment risk is managed within a disciplined risk framework and a consistent risk culture across the organization. Our compensation programs are designed to align the interests of management, employees and shareholders so that excessive risk taking is not encouraged and shareholders and employees equally share in the upside and downside of appropriate risk.

Some of the risk mitigation features embedded in the design of our incentive pay and equity plans, which apply equally to Named Executive Officers and the broad employee population, are discussed in detail on pages 45-47.

Executive Total Compensation Program

PartnerRe’s Executive Total Compensation Program is the basis for compensation and benefits that, we believe, will motivate our executives and reward them for optimal financial and non-financial results that contribute to the long-term success of PartnerRe. All Named Executive Officers participate in the Executive Total Compensation Program.

As shown in the following table, the Executive Total Compensation Program has several components to meet strategic objectives set by the Board. We discuss each component in this Compensation Discussion & Analysis.

Strategic Objective	What We Use to Pursue the Objective
Align the long-term interests of the Named Executive Officers and our shareholders by fostering an ownership culture	• Annual equity awards based on quantitative financial goals • Share ownership guidelines • Share retention guidelines
Establish competitive pay levels on a total compensation basis	• Compensation measured against median pay for target performance among the peer group • Internal and external compensation benchmarks
Clearly link pay with performance

•   Annual cash incentive based on the attainment of one-year quantitative financial goals and organizational objectives

•   Annual equity awards based on pre-determined long-term quantitative financial goals

Motivate the Named Executive Officers to remain at PartnerRe	• Vesting schedule for equity awards • Deferred annual incentive payments • Change in control policy • Executive retirement guidelines
Provide flexibility in form and structure to meet individual time horizons	• Options for equity customization after requisite share ownership conditions are satisfied

Strategic Objective	What We Use to Pursue the Objective
Demonstrate good governance and corporate responsibility

•   Compensation Committee independence and authority

•   Independent advice from consultants retained by the Compensation Committee

•   Variations in compensation programs to comply with legal and regulatory requirements in each jurisdiction where our employees reside

•   Caps on variable compensation and equity awards

•   Transparency regarding executive compensation

2009 Changes to the Executive Total Compensation Program

Frederic W. Cook were retained by the Compensation Committee to conduct a review of PartnerRe’s Executive Total Compensation Program. The Compensation Committee approved the following three amendments to the Executive Total Compensation Program based on the recommendations of the Frederic W. Cook:

i.	Named Executive Officers who meet prescribed share ownership guidelines are eligible to decide the form in which they receive their annual equity awards. In the past, one of the customization options was 40% restricted share units and 60% restricted cash. Additionally, in the two equity grants immediately preceding retirement, Named Executive Officers could elect to receive 100% cash instead of equity. The Compensation Committee eliminated both of these options. The Committee also approved the inclusion of a new option to receive 25% restricted share units and 75% share-settled share appreciation rights (SSARs). These revisions represent a better alignment with shareholder interests. (See “Compensation Customization,” on page 43.)

ii.	Named Executive Officers may elect to defer all or a portion of their annual incentive. The deferred portion of the incentive award is converted into immediately vested restricted share units. Deferred awards are eligible for a 25% company match in the form of restricted share units. The Compensation Committee eliminated the matching for any executive who had met the share ownership guidelines. This change was made as the company matching feature is an incentive to reach the share ownership levels more quickly. Once the ownership targets have been met, the Compensation Committee felt that no further incentive was required. (See “Executive Share Ownership and Retention,” which begins on page 41.)

iii.	Named Executive Officers now become eligible for continued vesting of equity, granted during service, at age 65, or at age 60 with ten years of service. These changes achieve the twin objectives of extending the length of time a Named Executive Officer has to serve before they can retire and simplifying the retirement definition by offering two criteria instead of three, which applied under the previous policy.

Other 2009 Compensation Committee Approvals

The target Annual Incentive for Albert Benchimol was increased from 100% to 125%. This change sought to achieve a better alignment with bonus practices within the Capital Markets sector. The change also recognizes that Mr. Benchimol has dual responsibilities as the Chief Financial Officer of PartnerRe Ltd. and, Chief Executive Officer for the Capital Markets Group.

A new financial metric related to the calculation of Annual Incentives for Named Executive Officers was implemented to better capture the performance of the Capital Markets Group within the total group performance metric. The new metric is the Adjusted Return on Equity which is Calendar Year Return on Equity available to common shareholders (net income or loss, excluding net after-tax realized gains or losses on investments, net after-tax interest in earnings or losses of equity investments, and preferred share dividends) modified for capital assets realized/unrealized gains/losses with that total divided by beginning common shareholder’s, equity. Capital assets includes equities, principal finance, insurance linked securities, strategic investments and non-investment grade corporate bonds.

A change was made to the definition of the annual equity pool. For the 2010 equity grants, the pool was defined in restricted share units instead of option equivalents. As the majority of eligible employees receive restricted share units and not options or SSARs, the change also provides a more accurate reflection of the share dilution factor as the number of restricted share units awarded is much lower than the equivalent number of share options or SSARs.

An amendment to the Change in Control policy was approved in May 2009. The amendment removed the U.S. excise tax gross-up benefit for Named Executive Officers which applied under the prior policy.

The Nominating & Governance Committee, in conjunction with the Compensation Committee, approved an increase from 40 hours per year to a maximum of 60 hours per year of personal use of a leased aircraft for the Group Chief Executive Officer and his immediate family members. This increase was due to the increased volume of travel undertaken by the Chief Executive Officer who resides in Bermuda, but whose family members live in the United States. The Group Chief Executive Officer is required to reimburse the company for each of the 60 hours traveled for personal use by applying the cost of a first class ticket for each person traveling on the aircraft.

At the Compensation Committee meeting held on December 16, 2009 a refinement to the 2010 Performance Measure, Weights and Scales was approved. This new Group metric, referred to as the Premium Volume Metric is for the 2010 year only and reflects the importance of business retention in the transition year following the acquisition of Paris Re.

Elements of Compensation

The three principal types of compensation available to Named Executive Officers are base salary, annual incentive, and annual equity awards. When setting amounts for each of these components, the Compensation Committee is guided by the philosophy outlined in the Executive Total Compensation Program: “Compensation should be competitive to the median of total compensation for target performance as determined by peer group analysis within the global market environment.” With that goal in mind, the Compensation Committee compares both aggregate total compensation and each element of compensation to the peer group median (See “Analysis of Total Compensation—External Pay Equity—Competitive Peer Group” on page 36).

A Summary of the 2009 elements of compensation appears below:-

	2009 Base Salary			2009 Cash Annual Incentive		2009 Equity Award Value*		2009 Total Comp.
Patrick Thiele		$1,000,000			$2,500,000		$3,608,323		$7,108,323
Albert Benchimol		$582,000			$1,360,425		$1,806,829		$3,749,254
Bruno Meyenhofer	CHF	793,000		CHF	1,570,140	CHF	1,879,102	CHF	4,242,242
Costas Miranthis	CHF	670,000		CHF	1,299,800	CHF	1,879,102	CHF	3,848,902
Theodore C. Walker		$525,000			$813,750		$1,806,829		$3,145,579
Scott Moore		$565,000	**		$565,000		$0		$1,130,000

*	The equity award value is based on the fair market value at grant ($79.61) multiplied by the number of restricted share unit equivalents.
**	Represents Mr. Moore’s base salary until he retired effective March 31, 2009.

Base Salary

Salary is intended to compensate the Named Executive Officers for their extensive years of experience and industry-specific expertise. The salary for each Named Executive Officer was fixed and effective as of April 1, 2009.

Base salaries for the Named Executive Officers for the past two years were as follows:

	Annual Salary Rate as of April 2008		Annual Salary Rate as of April 2009		Percentage Increase
Patrick A. Thiele*		$1,000,000		$1,000,000	0.0%
Albert Benchimol		$565,000		$582,000	3.0%
Bruno Meyenhofer	CHF	793,000	CHF	793,000	0.0%
Costas Miranthis	CHF	654,000	CHF	670,000	2.4%
Theodore C. Walker**		$425,000		$525,000	23.5%
Scott D. Moore		$565,000	$	N/A	N/A

*	At his request, Mr. Thiele’s salary has been capped at $1 million per year since 2007.
**	The 2008 base salary for Mr. Walker was for the position he held as Chief Underwriting Officer PartnerRe U.S.

Annual Incentive

All PartnerRe employees, including the Named Executive Officers, are eligible for an annual cash incentive if PartnerRe achieves pre-determined performance goals. The PartnerRe Group Annual Incentive Guidelines provide a framework for the structure and payout of annual incentives, including guidance on performance metrics and weights as well as process and governance. For further details about how the annual incentive is determined and what each Named Executive Officer was awarded in respect of 2009 business performance, see “Annual Incentive Awards” on pages 36-39.

Under the Annual Incentive Guidelines:

•	Each employee has a target annual incentive that is a percentage of base salary.

•	The target annual incentive is set to the median range of the competitive market.

•	The annual incentive payout ranges from 0% to 200% of the target payout based upon performance results.

The target annual incentives and 2009 payout ranges for the Named Executive Officers were as follows:

	Target Annual Incentive	Current Base Salary		Minimum Annual Incentive Payout (0% of target)	Target Annual Incentive Payout (100% of target)		Maximum Annual Incentive Payout (200% of target)
Patrick A. Thiele	125%		$1,000,000	0		$1,250,000		$2,500,000
Albert Benchimol	125%		$582,000	0		$727,500		$1,455,000
Bruno Meyenhofer	100%	CHF	793,000	0	CHF	793,000	CHF	1,586,000
Costas Miranthis	100%	CHF	670,000	0	CHF	670,000	CHF	1,340,000
Theodore C. Walker	100%		$525,000	0		$525,000		$1,050,000
Scott D. Moore	100%		$565,000	0		$565,000		$1,130,000

Information regarding the metrics used to calculate incentive awards, and the actual awards for each Named Executive Officer in respect of the 2009 business performance, are shown under the heading “Annual Incentive Awards,” which begins on page 36.

Equity Awards

Under our Employee Equity Plan, each Named Executive Officer may receive an annual award in the form of equity if PartnerRe achieves a pre-determined financial goal. Equity awards are typically delivered in a mix of restricted share units and either share options or SSARs.

As discussed below, Named Executive Officers who reach prescribed target ownership levels may customize the form of their equity grants (i.e. the mix of restricted share units and SSARs). For more information about how the annual equity awards are determined and what each Named Executive Officer was awarded for the 2009 performance year, see “Annual Equity Awards,” which begins on page 39.

Analysis of Total Compensation

Mix of Compensation

In February 2010, the Compensation Committee analyzed and reviewed the mix of compensation for the Named Executive Officers with respect to the 2009 performance year. To allocate the various forms of compensation optimally, the Compensation Committee focused on:

•	Achieving a balance between fixed and variable compensation that supports a pay-for-performance approach; and

•	Ensuring that the equity component is sufficient to align the Named Executive Officers’ interests with shareholders’ interests.

The following table shows the total target (not actual) compensation for 2009 allocated to salary, annual incentive and equity awards.

	Target Base Salary	Target Cash Annual Incentive	Target Equity Award Value
Patrick A. Thiele	21%	26%	53%
Albert Benchimol	23%	28%	49%
Bruno Meyenhofer	28%	27%	45%
Costas Miranthis	26%	25%	49%
Theodore C. Walker	23%	23%	54%
Scott D. Moore	24%	24%	52%

The table below shows how the actual compensation for 2009 was allocated.

	Actual Base Salary	Actual Cash Annual Incentive	Actual Equity Award Value*
Patrick A. Thiele	14%	35%	51%
Albert Benchimol	16%	36%	48%
Bruno Meyenhofer	19%	37%	44%
Costas Miranthis	17%	34%	49%
Theodore C. Walker	17%	26%	57%
Scott D. Moore	20%**	80%	0%

*	The equity award value is based on the fair market value at grant ($79.61) multiplied by the number of restricted share unit equivalents.
**	Represents Mr. Moore’s actual base salary from January 1, 2009 until he retired effective March 31, 2009.

The numbers in the two tables differ because actual compensation depends upon PartnerRe’s financial performance. In 2009, PartnerRe achieved excellent results, with Group return on equity of 23.9%, increasing to 30.4% on the Adjusted Return on Equity basis as defined on page 32. The Group return on equity and Adjusted Return on Equity do not include Paris Re results.

Equity grants are determined by reference to our four year compound annual growth in economic value per share as defined on pages 39-40. With our 2009 result of 17.5% (does not include Paris Re results), this allowed the equity pool to be funded at the maximum level, derived from the predetermined allocation scale. See “Annual Equity Awards”, which begins on page 39.

Hence the pay mix shown in the tables reflects the higher percentages associated with these variable pay and equity components.

External Pay Equity—Competitive Peer Group

Our competitive peer group is defined as companies in the insurance or reinsurance industry that compete with us for executive talent. Frederic W. Cook, acting as compensation consultants for the Compensation Committee, recommended the companies constituting the peer group based on their size (revenues and market capitalization), corporate strategy and business mix. The Compensation Committee considered and approved the composition of the peer group.

The 2009 peer group is as follows:

ACE Ltd.	Reinsurance Group of America
Arch Capital Group Ltd.	RenaissanceRe Holdings
Axis Capital Holdings Limited	SCOR SA
Endurance Specialty Holdings Ltd.	Transatlantic Holdings Inc.
Everest Re Group Ltd.	W.R. Berkley Corporation
Platinum Underwriters Holding Ltd.	XL Capital Ltd.

There were no changes to the peer group as compared to 2008.

In February 2009, the Compensation Committee reviewed an analysis prepared by Frederic W. Cook comparing compensation within the peer group. The analysis indicated that the total compensation of PartnerRe’s Named Executive Officers was broadly at market median relative to executive officers with comparable responsibilities at peer group companies.

Internal Pay Equity

In February 2009, management prepared an internal pay equity analysis for the Compensation Committee. This analysis compares the levels of each principal element of compensation, as well as total compensation, for all of the Named Executive Officers relative to our competitive peer group. Due to the cyclical nature of the reinsurance industry, this analysis typically covers a three-year period to ensure that decisions are not skewed by results from aberrational years.

The Compensation Committee determined that the Chief Executive Officer’s compensation, compared to the compensation of the other Named Executive Officers, is appropriate and reflects the differences in their respective responsibilities. The Compensation Committee also determined that compensation levels for the other Named Executive Officers are appropriately positioned between the Chief Executive Officer and the next level of management.

Based on the aggregate of salary, annual incentive and equity value averaged over the last five years, the Chief Executive Officer’s annual compensation was 26 times the average annual compensation paid to our employees.

Annual Incentive Awards

Performance Weightings, Metrics and Scales

The annual incentive paid to the Named Executive Officers varies based on pre-determined measures designed to motivate and reward performance. In November 2008, the Compensation Committee approved the performance goals for each Named Executive Officer for the 2009 calendar year. We use metrics to measure both financial and non-financial (organizational) results against pre-determined objectives. Each such metric is weighted taking into consideration our strategy, the current business environment and the behaviors the Compensation Committee wants to encourage and reward.

For 2009 the primary financial metric used to calculate annual incentives is Adjusted Return on Equity; in 2008 the metric used was operating return on equity. We believe that return on equity is the broadest and best measure of operating performance of a reinsurance company as it measures profit achieved relative to the shareholders investment.

The payout scale, which has not changed in seven years, is as follows:

Adjusted Return on Equity Performance	Payout of Award as a Percentage of Base Salary
>18%	200%
>17%	180%
>16%	160%
>15%	140%
>14%	120%
12-14%	100%
>11%	80%
>10%	60%
>9%	40%
>8%	20%
<8%	0%

The scale reflects PartnerRe’s compensation philosophy in three respects:

•

The annual incentive target (i.e. payout at 100%) is awarded for a 12 to 14% return on equity performance, which is consistent with our long-term goal of a 13% return on equity over the reinsurance cycle.

•

The scale starts at 8% because we believe that shareholders are not adequately compensated for the risk associated with an investment in PartnerRe if the adjusted return on equity is less than that. An independent study of the Dow Jones U.S. Total Stock Market Property & Casualty Index (which covers a broad range of insurance companies in the property and casualty industry) conducted by the Research Data Group showed that the average return on equity for the industry sector over the period 1998 to 2008 was 8.8%.

•	The annual incentive payout is capped at 18% because an uncapped payout could encourage behavior that is not in the best interests of PartnerRe shareholders.

As discussed, shown on page 39, return on equity has reached a low of 12.3% and a high of 30.4% over the past four years.

The Compensation Committee sets other organizational goals to supplement our return on equity objectives. The specific group, organizational business unit performance metrics for 2009 were as follows:

	Group	U.S./Global	Capital Markets (Fixed Income)	Capital Markets Risk Assets
Profitability	Adjusted Return on Equity	Underwriting Profitability	Asset Allocation Decisions & Investment Income	Asset Allocation Decisions & Return on Capital
Organizational	Integrated Risk Management; Cycle Management; Management Development

2009 Annual Incentive Weightings for the Named Executive Officers

The following table details the 2009 targets for each Named Executive Officer.

Measure	Patrick Thiele	Albert Benchimol	Bruno Meyenhofer	Costas Miranthis	Theodore C. Walker	Scott Moore
Group adjusted Return on Equity	12 – 14%	12 – 14%	12 – 14%	12 – 14%	12 – 14%	12 – 14%
U.S. Underwriting Profitability					12 – 14%	12 – 14%
Global Underwriting Profitability			12 – 14%	12 – 14%
Group Asset Allocation Decisions*		Various
Fixed Income Investment Income**		100%
Return on Capital on Risk Assets		12 – 14%

*	The Group Asset Allocation metric was established in 2009 to assess whether asset allocation decisions made during the year enabled the portfolio to grow, protect or lose value under the conditions existing during the year. At year end the Group Chief Executive Officer reviews the portfolio performance in the context of the business investment environment and considers qualitative and quantitative factors underpinning the asset allocation decisions made by the Chief Executive Officer of the Capital Markets Group. Among the performance metrics considered, actual portfolio performance is compared to that of a peer group of companies, and to that of the PartnerRe portfolio if allocations would not have changed during the year; the incremental value created or lost by individual allocation decisions, actual total returns against an illustrative risk free portfolio and actual total returns against a “neutral” portfolio, comprised of a 90% allocation to Investment Grade Fixed Income and 10% to Capital Assets. In the latter two measures, results are compared to predetermined thresholds.
**	Subject to Group Chief Executive Officer review.

The table below shows the annual incentive weightings applied to each performance measure described above. Since the Compensation Committee regards Group Performance as the principal indicator of annual success, adjusted return on equity carries significant weight. The measures for the Chief Executive Officer of the Capital Markets group were revised in 2009 to more closely align our business strategy for that business unit. The 2008 growth measure was replaced with three measures, Group Asset Allocation Decisions, Fixed Income Investment Income and Return on Capital on Risk Assets.

Performance Metrics	Chief Executive Officer	Chief Financial Officer/Chief Executive Officer Capital Markets Group	Other Named Executive Officers*
Group Adjusted Return on Equity	80%	40%	40%
Organizational Goals	20%	10%	10%
Business Unit Underwriting Profitability			30%
Group Asset Allocation Decisions		20%
Fixed Income Investment Income		10%
Return on Capital on Risk Assets		10%
Organizational Objectives		10%	20%
Total	100%	100%	100%

*	Other Named Executive Officers include Bruno Meyenhofer, Costas Miranthis and Theodore C. Walker.

Annual Incentive Payouts

PartnerRe’s return on equity for the past four years was as follows:

2009:	30.4%*
2008:	12.3%
2007:	25.2%
2006:	25.5%

*	2009 represents Adjusted Return on Equity, 2006 to 2008 represents Calendar Year Return on Equity as defined on page 32.

The following table shows, as a percentage of salary, PartnerRe’s annual incentive payout for each Named Executive Officer for the past four years. In addition, the table shows the dollar amount paid to each Named Executive Officer in 2009 and the increase in the payout from 2008 to 2009.

	2006 % salary	2007 % salary	2008 % salary	2009 % salary	Incentive Payout for 2009		Difference 2009 vs. 2008
Patrick A. Thiele	186%	200%	112%	250%		$2,500,000	138%
Albert Benchimol	173%	141%	135%	234%		$1,360,425	99%
Bruno Meyenhofer	165%	197%	150%	198%	CHF	1,570,140	48%
Costas Miranthis	n/a	167%	147%	194%	CHF	1,299,800	47%
Theodore C. Walker	n/a	n/a	56%	155%		$813,750	99%
Scott D. Moore	185%	197%	92%	100%		$565,000	8%

Annual Equity Awards

The Compensation Committee strives to align the long-term interests of employees and shareholders by encouraging employees to own PartnerRe common shares. One way we pursue this objective is by making annual grants of equity awards.

Total Equity Pool

Since equity awards are a grant of ownership in PartnerRe, the Compensation Committee has determined that the number of shares available to allocate to employees each year should fluctuate with the value employees have created for shareholders.

The size of the total equity pool varies each year based on the four year compound annual growth rate in economic value per share. The Compensation Committee chose this metric because, unlike operating return on equity, the calculation of Economic Value Per Share captures economic value creation that is not reflected in the U.S. GAAP financial statements of PartnerRe. This is unique for the reinsurance industry as the reinsurance activities of past and current periods create economic value which is not recognized until a future period. The economic value per share adjustments are made to reflect these values in current economic value terms. To calculate Economic Value Per Share PartnerRe makes four adjustments to GAAP Shareholders Equity;

i.	Add—Value of Discount in Non-Life reserves—represents the “time value of money” discount of PartnerRe Non-Life reserves.

ii.	Add—Unrecognized value of Life business—reflects the economic value embedded in the in-force Life portfolio that is not recognized in the U.S. GAAP financial statements.

iii.	Reduce—Goodwill and Intangibles—reflects the portion of the book value of a business entity not directly attributable to its assets and liabilities.

iv.	Reduce—Tax due if the value of items (i) to (iii) were immediately recognized—represents the economic liability of tax due on the items (i) to (iii) if they were immediately recognized in the U.S. GAAP financial statements.

In addition, this measure is better aligned with the objectives of a long-term incentive award. Using a longer performance period enables us to reward employees for sustained success, and also helps to ensure that unusually good or bad years do not have an unwarranted impact on the size of equity grants.

The Compensation Committee has approved the following scale for converting the compound annual growth rate in Economic Value Per Share into an equity pool for distribution to employees.

Economic Value Per Share Growth – after Dividends (%)	Restricted Share Units as a Percentage of Common Shares Outstanding (%)
>12.5	0.58%
>11.5 – 12.5	0.52%
>10.5 – 11.5	0.46%
>9.5 – 10.5	0.40%
>8.5 – 9.5	0.34%
>7.5 – 8.5	0.28%
>6.5 – 7.5	0.24%
<6.5	0.20%

The growth rate is calculated on economic value per share after the payment of dividends, so it is broadly consistent with our 13% Adjusted Return on Equity target.

On a pre-acquisition basis, PartnerRe achieved a compound annual growth in economic value per share of 17.5% in 2009. Fully diluted outstanding shares at December 31, 2009 were 84.3 million. This was an increase of 25.6 million shares from 2008. The increase in shares was due to the acquisition of Paris Re. As the additional 25.6 million shares were outstanding for less than three months following the acquisition and including them would have resulted in a benefit to equity eligible employees, the Compensation Committee elected to use the outstanding shares prior to the Paris Re acquisition of 58.7 million as the basis for determining the 2010 equity pool. Accordingly, the Compensation Committee approved a pool of 340,274 restricted share units (0.58% of 58.7 million fully diluted common shares outstanding as of December 2009) for annual equity awards to employees. As referred to under “Other 2009 Compensation Committee Approvals” on pages 32-33, the equity pool definition was changed from option equivalents to restricted share unit equivalents.

Form of Equity

Named Executive Officers’ equity awards consist of a mix of SSARs and restricted share units. Awards typically consist of 60% in SSARs and 40% in restricted share units, but Named Executive Officers who meet required share ownership targets may adjust this mix. For more information, see “Executive Share Ownership and Retention” on pages 41-42 and “Compensation Customization” on page 43.

The Compensation Committee has determined that the restricted share units, which vest all at once (known as “cliff vesting”) three years after the grant date, will encourage Named Executive Officers to remain with PartnerRe. Similarly, SSARs, which vest ratably over a period of three years, will encourage Named Executive Officers to continue efforts to achieve growth in value and share price. Peer group analysis shows that the three-year vesting schedule is consistent with market practice.

Equity Pool Allocation

The Compensation Committee recommends how the equity pool should be allocated among the Chief Executive Officer, the other Named Executive Officers and other employees based upon peer group analysis. The allocation of shares available for equity awards are shown in the tables below:

For the 2009 performance year, these percentages translated to the following numbers:

Total Equity Pool (340,274 Restricted Share Unit Equivalents)

Named Executive Officers		Employee Equity Pool
40% (of Total Equity Pool)		60% (of Total Equity Pool)
136,110 - Restricted Share Unit Equivalents		204,164 - Restricted Share Unit Equivalents (60% of Total Restricted Share Unit Equivalents)

Chief Executive Officer	Other Named Executives
45,325 Restricted Share Unit Equivalents (13% of Total Restricted Share Unit Equivalents)	90,785 Restricted Share Unit Equivalents (27% of Total Restricted Share Unit Equivalents)

Specific equity award grants to the individual Named Executive Officers for 2009 were as follows:

	Allocation as % of Total Equity Pool	SSARs (3-year ratable vest)	Restricted Share Units (3-year cliff vest)	Cash
Patrick A. Thiele	13.33%	—	45,325		—
Albert Benchimol	6.67%	68,089	9,079		—
Bruno Meyenhofer*	6.67%	—	—	CHF	1,879,102
Costas Miranthis	6.67%	68,089	9,079		—
Theodore C. Walker	6.67%	68,089	9,079		—
Scott D. Moore**	0%	0	0		—

*	Mr. Meyenhofer elected to receive 100% encashment of the equity value.
**	No equity grant for 2009 performance year due to retirement.

The historical values of equity awards to the Named Executive Officers for each of the last four years were as follows:

	2006 (in 000’s)	2007 (in 000’s)	2008 (in 000’s)	2009 (in 000’s)	Percentage Increase 2009 vs. 2008
Patrick Thiele	$3,293	$2,664	$759	$3,608	376%
Albert Benchimol	$2,195	$1,771	$380	$1,807	376%
Bruno Meyenhofer	$2,195	$1,771	$380	$1,807	376%
Costas Miranthis	n/a	$1,063	$380	$1,807	376%
Theodore C. Walker	n/a	n/a	n/a	$1,807	n/a
Scott Moore	$2,195	$1,771	$380	$0	n/a

Executive Share Ownership and Retention

To promote the goal of aligning the interests of Named Executive Officers with the interests of shareholders, the Executive Total Compensation Program prescribes share ownership guidelines, holding restrictions and incentives to encourage Named Executive Officers to hold a stake in the future value of PartnerRe.

Share Ownership Guidelines

Named Executive Officers are required to meet and maintain two types of share ownership targets:

•	Total shares/equivalents, meaning shares owned outright, restricted shares, restricted or deferred share units and shares held in qualified plans; and

•	Total shareholdings, meaning common shares/equivalents plus all exercisable and unexercisable options and SSARs.

The targets are expressed as a percentage of total shares outstanding at December 31, 2009 and were derived from a study of senior executives’ share ownership within our competitive peer group. The first table below shows the ownership targets. The second table shows each Named Executive Officer’s actual share ownership as of December 31, 2009.

	Total Shares/Equivalents as a Percentage of Shares Outstanding—Target	Total Shareholdings as a Percentage of Shares Outstanding—Target
Chief Executive Officer	0.20	1.00
Other Named Executive Officers	0.05	0.25

	Total Shares/Equivalents as a Percentage of Shares Outstanding—Actual*	Total Shareholdings as a Percentage of Shares Outstanding—Actual
Patrick A. Thiele**	0.21	0.74
Albert Benchimol	0.06	0.51
Bruno Meyenhofer	0.06	0.37
Costas Miranthis	0.02	0.18
Theodore C. Walker	0.01	0.10
Scott D. Moore	0.05	0.21

*	84.3 million fully diluted common shares outstanding as of December 31, 2009.
**	Mr. Thiele’s total shares, as at December 31, 2009, comprised of 451,670 exercisable options, 81,194 vested restricted share units, 15,000 restricted share awards, Employee Share Purchase Plan (ESPP) purchases of 3,851 shares and open market purchases of 15,900 shares. Prior to the issuance of shares resulting from the acquisition of Paris Re Mr. Thiele met both ownership targets as set out in the share ownership guidelines. On March 16, 2010, Mr. Thiele exercised 70,000 options which were due to expire on December 4, 2010. After covering related taxes Mr. Thiele used the proceeds to purchase 14,364 shares on the open market.

A penalty is not imposed on Named Executive Officers who have yet to reach the ownership targets. However, executives who have not met their targets may not sell any of the net shares that they have been granted, and they are not eligible for our compensation customization program. For this purpose, “net shares” are the shares remaining from a transaction (i.e. the exercise of an option or the vesting of restricted shares) after the Named Executive Officer sells enough shares to pay the applicable exercise price and any related tax or social security liabilities.

Net Share Retention Guidelines

The Executive Total Compensation Program prescribes net share retention guidelines for all equity grants. Under the guidelines:

•	Named Executive Officers who have not satisfied the applicable total shares/equivalents ownership target must retain 100% of the net shares they acquire until they reach the target.

•

Named Executive Officers who have met the total shares/equivalents ownership target must retain, for at least three years, 50% of the net shares they acquire or have acquired. This holding period is reduced to one year for Named Executive Officers who are 55 or older.

•

If a Named Executive Officer has met both ownership targets, but their holdings subsequently drop below the target amounts (because PartnerRe has issued shares or the executive has sold shares to cover taxes upon the vesting of restricted shares or restricted share units), the executive will have a one-year grace period to once again meet the targets. During this grace period, the executive can replenish their holdings through new awards or purchases, and remain eligible for compensation customization.

Elective Company Match

The Compensation Committee further encourages share ownership by offering a company match on elective deferrals of cash annual incentives to any Named Executive Officer who has not reached the prescribed share ownership targets. Named Executive Officers may defer all or a portion of their cash annual incentive by converting it to immediately vested restricted deferred share units. These restricted deferred share units have a minimum delivery date restriction of five years from the date of grant, but Named Executive Officers may choose to defer their delivery dates for 10 years or until retirement or other termination. The company match, which is applicable if the ownership levels have not been met, will consist of restricted share units valued at 25% of the deferred cash incentive value. These restricted share units will vest all at once after three years and have delivery date restrictions that match the restrictions of the related deferred share units.

Compensation Customization

The Compensation Committee recognizes that Named Executive Officers may prefer different forms of compensation based upon their respective personal financial portfolios, risk appetite, retirement goals and ages. To ensure that our compensation program optimally motivates, rewards and retains key executives, and at the same time keeps executives’ interests aligned with shareholders’ interests, the Executive Total Compensation Program permits Named Executive Officers who have met the two share ownership targets described above to customize their compensation. As of December 31, 2009, Mr. Thiele, Mr. Benchimol and Mr. Meyenhofer all are eligible to customize their annual equity compensation. Mr. Moore was eligible until he retired.

The compensation customization guidelines permit eligible executives to choose the form in which they will receive the value of their annual equity awards. The standard form of annual equity awards is 60% in SSARs and 40% in restricted share units.

	Share Options/SSARs**	Restricted Shares/Restricted Share Units **
Alternative 1*	60%	40%
Alternative 2	25%	75%
Alternative 3	75%	25%
Alternative 4	0%	100%
Alternative 5	100%	0%

*	Executives who do not elect to customize their equity mix will continue to receive Alternative 1.
**	Share options or SSARs, restricted shares and restricted share units will vest according to the standard vesting schedule currently in practice at the time of grant.

For this purpose, the Compensation Committee has determined that the conversion ratio will be five SSARs to one restricted share unit. This conversion ratio is influenced by the underlying Black-Scholes option pricing model. The 5:1 ratio represents a Black-Scholes value equal to 20% of the fair market value of the shares. The actual Black-Scholes value is monitored to determine whether the 5:1 ratio needs to be adjusted should Black-Scholes values go over 20%. A table under the heading “Annual Equity Awards—Equity Pool Allocation” on page 41 shows how the Named Executive Officers received their awards for 2009.

If the Named Executive Officer elected to receive a long-term cash award rather than SSARs, it would vest according to the standard vesting schedule at the time of grant earning interest equal to the three-month Treasury bill rate, which is compounded quarterly. The vested cash portion along with the full-year interest is paid annually in February. This customization election was removed by the Compensation Committee in September 2009.

Retirement Benefits and Conditions

The Compensation Committee determined that Named Executive Officers who have dedicated themselves to PartnerRe for many years and who have participated at the highest level of management in shaping and guiding the future value of the company should share in the rewards of their contributions. In addition, the Compensation Committee encourages Named Executive Officers to focus on PartnerRe’s long-term value, even beyond their proposed retirement dates, by enabling them to realize the full value of their long-term incentive awards. To accomplish both of these objectives, the Executive Total Compensation Program outlines special post-retirement treatment of equity compensation awarded to Named Executive Officers who meet prescribed age and service requirements and who agree to certain conditions.

Executive Retirement Definition and Status

Named Executive Officers are eligible for the treatment of equity compensation upon retirement once they meet one of these age and service requirements:

•	60 years old with 10 years of service; or

•	65 years old.

The table below shows when each Named Executive Officer will satisfy one of these criteria.

Named Executive Officers	Eligible for Executive Retirement Benefits
Patrick A. Thiele*	Currently Eligible
Albert Benchimol	August 19, 2017
Bruno Meyenhofer*	Currently Eligible
Costas Miranthis	August 7, 2023
Theodore C. Walker	August 2, 2020
Scott D. Moore**	n/a

*	Grandfathered under prior policy.
**	Mr. Moore became eligible for executive retirement benefits on February 20, 2008, and retired on March 31, 2009.

Special Treatment of Equity Compensation on Retirement

Under the Executive Total Compensation Program, any unvested awards held at retirement by an eligible Named Executive Officer will continue to vest under the original vesting provisions. Similarly, any options or SSARs (including those that vest post-retirement) will remain exercisable for the remainder of their original term.

Post-retirement Conditions

In order to retain the beneficial treatment of long-term equity compensation awards, a Named Executive Officer must agree to refrain from any of the following activities for 36 months following retirement:

•	Competing in the reinsurance business in the locations where PartnerRe does business;

•	Soliciting employees or customers to a company that competes in the reinsurance business in the locations where PartnerRe does business; or

•	Disclosing PartnerRe confidential information, unless legally required to do so.

Chief Executive Officer Retention

The Compensation Committee and the Board have full confidence in the expertise, integrity and leadership of Patrick A. Thiele as our Chief Executive Officer. The Compensation Committee wants PartnerRe to provide every incentive and motivation to Mr. Thiele to remain committed in his position despite the economic conditions that affect the insurance and reinsurance markets.

In November 2004, we entered into retention award arrangements with Mr. Thiele, which were designed based on recommendations from PricewaterhouseCoopers. The arrangements provide for a deferred cash award in the amount of $2,500,000 and a separate award of 42,582 restricted share units, each of which represents the right to future delivery of one common share. These awards were subject to two conditions:

•	Mr. Thiele was required to remain a PartnerRe employee until December 31, 2009; and

•	PartnerRe’s book value per share was required to equal or exceed $65.00 per diluted share on December 31, 2009, as presented in our 2009 audited financial statements.

The conditions of the retention agreement were met and as a result Mr. Thiele received the cash retention bonus (on December 11, 2009) and the vested restricted share units on December 31, 2009. Mr. Thiele continues as Chief Executive Officer without the benefit of a further retention agreement.

Other Compensation & Benefits

Mr. Thiele is based at the corporate headquarters in Bermuda. There is competition for talent among the international companies in Bermuda, and the cost of living is significantly higher than in many other locations. In keeping with our compensation philosophy, policies at corporate headquarters reflect local market practices. For example, all Bermuda employees receive a housing allowance and reimbursement of the local payroll tax. In addition, Named Executive Officers in Bermuda are entitled to reimbursement of car expenses; club fees and tax filing assistance, if applicable (see “2009 Summary Compensation Table” on page 48 for further details).

Mr. Miranthis, who resides in Europe, receives various benefits associated with an expatriate package, such as housing, education subsidies, tax equalization and family health care.

Other items included in the “All Other Compensation” column of the 2009 Summary Compensation Table reflect each Named Executive Officer’s participation in broad-based plans that are the same for all employees. These include competitive employer contributions to defined-contribution retirement plans, company-paid life insurance premiums, and cash dividend equivalent payments on unvested, undelivered restricted share units.

Severance

To assist in recruiting and to ensure that we are competitive with the market, we provide for severance payments to the Named Executive Officers under several different scenarios. Severance triggers, restrictive conditions and compensation payments are governed by executive employment agreements and our Change in Control Policy. For more information, see “Potential Payments Upon Termination or Change of Control” on page 55.

Potential Conflicts of Interests of Compensation Consultants

Frederic W. Cook is the consulting firm retained for the sole purpose of advising on executive compensation. Frederic W. Cook are retained by the Compensation Committee to undertake consulting services as directed by the committee throughout the year. They do not do consulting work for the management team and therefore no conflict of interest arises. Similarly, executive compensation consulting projects are not awarded to external advisors who undertake ongoing consulting work for management in areas such as finance, tax, audit, corporate restructuring or legal services.

Compensation Programs and Risk Management

Our compensation programs contain a number of design features which proactively discourage excessive risk taking and inappropriate behavior. We do not incentivize our employees to make overly aggressive risk related decisions for the company. Some examples of the risk mitigation features embedded in our compensation programs are as follows:

Mix of base and variable pay

Base salaries are positioned at the market median for the reinsurance industry. Target annual incentives for each level of employee reflect the market norms for bonus payments in the respective country, job family or skill profile. Our market positioning is validated each year by the use of survey data from external consultants and peer group analysis for executive positions. The mix of fixed and variable pay is balanced so that the variable portion does not give an inappropriate focus on maximizing bonus earnings. Typical management target bonuses fall in the range of 30 – 50% of base salary. Annual incentives for Named Executive Officers are 100 – 125% of base salary, reflecting typical market practice for the reinsurance industry.

Annual incentives

Without exception, annual incentives (expressed as a percent of base salary) are capped at 200% of the target incentive. Therefore there is no inducement to take the type of unchecked risk often associated with uncapped bonuses. Similarly, we do not operate incentive plans that could be described as sales incentives, profit sharing, co-investment or “carry” plans where a percentage of the investment gain is paid to an employee. For the reinsurance side of the business, our underwriters write business consistent with our risk appetite, pricing strategy and portfolio balance. Their bonuses do not depend on the volume of business written.

Performance objectives are established annually for each employee. Objectives are divided into two parts: financial and non-financial. Financial objectives are based on targets rather than annual plan goals. Non-Financial objectives are recommended annually by the Chief Executive Officer and approved by the Board. Financial objectives are designed to ensure the shareholder receives a minimum return before Target Annual Incentive Awards are paid to employees. Operating return on equity must reach at least 8% in order for Annual Incentives to be paid. Both financial and non-financial performance objectives are designed to align efforts, but not be overly aggressive which could incent the wrong behaviors and excessive risk taking.

Annual incentives are structured so that a minimum of 55% of the total incentive, for every employee, is based on achieving financial goals which include a 50% weight on annual Group Performance. This design feature ensures that decisions are made that support our group goals, rather than an individual business unit. So even if one business unit performs exceptionally poorly, the cost of these results are distributed to all other business units via the Group Performance dimension.

Employee Equity Grants

Our philosophy on granting equity to our employees is to encourage share ownership. We want employees to own a part of the company and ultimately to benefit from the wealth creation opportunity. We do not regard equity solely as compensation. We communicate the size of grant in terms of the number of shares, rather than the market value of the shares at grant.

The financial metric used to determine the size of the equity pool available for distribution each year is the four year compound annual growth rate in economic value per share (see “Annual Equity Awards—Total Equity Pool” on pages 39-40). This measure ensures that the pool reflects a longer term measure in preference to an annual business result. An additional risk management feature in the equity plan design is that the total equity pool is expressed as a percent of total common shares outstanding, which ensures that shareholder dilution and burn rates are effectively managed.

Our equity plans for senior managers use a mix of SSARs and restricted share units. The Compensation Committee considers that SSARs alone may potentially provide executives and employees with incentives to take excessive risks for the purpose of increasing share price in the short term and that those risks may not be in the company’s best long term interests.

A grant of SSARs has a proportionally higher future value than restricted share units because of the five to one conversion of restricted share units to SSARs. This conversion ratio is influenced by the underlying Black-Scholes option pricing model. The 5:1 ratio represents a Black-Scholes value equal to 20% of the fair market value of the shares. The actual Black-Scholes value is monitored to determine whether the 5:1 ratio needs to be adjusted should Black-Scholes values go over 20%. We therefore maintain a balance between the benefits of share price growth and excessive risk taking by offering a mix of SSARs and restricted share units for our senior managers.

The standard equity mix for Named Executive Officers and senior operating management is 60% SSARs and 40% restricted share units. Employees below senior operating management receive a 100% in restricted share units.

The Board’s Role in Risk Management

The Compensation Committee, which meets a minimum of four times a year, is the primary committee charged with the corporate governance of executive compensation. The role of the Compensation Committee and their approval remit is detailed on pages 21-23.

The Risk & Finance Committee oversee risk management policies and practices. They met four times in 2009 to discuss risks related to the company’s business strategy. Further information about the Risk & Finance Committee can be found under “Committees of the Board of Directors—Risk & Finance Committee” on page 24.

Impact of Regulatory and Accounting Requirements

The Compensation Committee is mindful of how regulatory requirements, particularly those described below, affect its decisions.

Internal Revenue Code Section 162(m)

Section 162(m) precludes a public company (with certain exceptions) from taking an income tax deduction for compensation in excess of $1 million paid to specified executive officers. We believe that the corporate income tax deductibility of compensation is an important factor, but should not be the sole factor, in setting executive compensation policy. Accordingly, although we generally intend to avoid losing a tax deduction due to Section 162(m), we reserve the right to pay amounts that are not deductible in appropriate circumstances. In 2009, the compensation of Mr. Moore, who was an employee of PartnerRe U.S. until March, was subject to the corporate income tax deductibility rules of Section 162(m). (No other Named Executive Officer’s compensation was subject to these rules). We have determined that all of Mr. Moore’s 2009 compensation will be a deductible expense under Section 162(m).

Accounting Standards

In determining SSARs and restricted share awards in 2009, the Compensation Committee considered the potential expense of those programs and the impact on earnings per share. The Compensation Committee concluded that the associated expense and earnings per share impact were appropriate, given the objectives of our Executive Total Compensation Program, competitive compensation practices in the reinsurance industry, our performance, and the value of the awards as tools to motivate and retain employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Vito H. Baumgartner, Chairman

Kevin Twomey, Vice-Chairman

John Rollwagen

Jürgen Zech

David Zwiener

COMPENSATION TABLES

2009 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2007, 2008 and 2009. The amounts disclosed in column (e) include restricted share unit awards and the amounts disclosed in column (f) include share-settled share appreciation rights. The amounts disclosed in column (g) were determined by the Compensation Committee at its February 25, 2010 meeting and were paid out shortly thereafter. The amounts disclosed in column (h) are further detailed in the table under the header “All Other Compensation.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)
Name and Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Patrick Thiele, President and Chief Executive Officer, PartnerRe Ltd.	2009	1,000,000	1,911,544	0	0	5,000,000	(6)	1,197,295	9,108,839
	2008	1,000,000	682,954	1,255,291	0	1,400,000		1,112,691	5,450,936
	2007	991,500	204,000	1,855,885	0	2,500,000		758,680	6,310,065
Albert Benchimol, Executive Vice President and Chief Financial Officer, PartnerRe Group and Chief Executive Officer, Capital Markets	2009	577,750	0	152,026	154,544	1,360,425		362,934	2,607,679
	2008	559,560	0	834,523	1,106,516	762,750		913,048	4,176,397
	2007	538,800	0	1,237,280	957,917	763,477		474,854	3,972,328
Bruno Meyenhofer, Chairman, PartnerRe Global(4)	2009	761,288	711,083	0	0	1,507,334		109,910	3,089,615
	2008	755,767	0	834,523	0	1,141,920		121,782	2,853,992
	2007	735,365	0	1,237,280	957,917	1,452,528		107,042	4,490,132
Costas Miranthis, Chief Executive Officer, PartnerRe Global(5)	2009	639,366	0	152,026	154,544	1,247,808		1,333,791	3,527,535
	2008	623,232	0	500,714	708,642	922,925		1,107,859	3,863,372
	2007	515,363	0	187,294	145,005	1,019,710		536,927	2,404,299
Theodore C. Walker Chief Executive Officer, PartnerRe U.S.	2009	525,000	0	19,808	103,136	813,750		77,931	1,539,625
Scott D. Moore, Executive Vice President and Deputy Chairman, PartnerRe U.S.	2009	141,250	1,113,562	0	0	565,000		87,135	1,906,947
	2008	559,600	746,671	834,523	0	519,800		159,199	2,819,793
	2007	538,800	427,365	1,237,280	0	1,067,781		140,359	3,411,585

(1)	The figures reflect the total salary received by the Named Executive Officers during the applicable fiscal year. Our Named Executive Officers are not entitled to defer their salary in exchange for equity.
(2)	As described in further detail under “Compensation Customization” on page 43, Mr. Thiele, Mr. Benchimol, Mr. Meyenhofer and Mr. Moore are eligible to customize the payout of their equity award value under the Executive Total Compensation Program as they have met the required share ownership targets. In 2009 Mr. Thiele, Mr. Meyenhofer and Mr. Moore elected to receive their equity award value in cash. The cash vested 100% on the grant date and is disclosed in column (d). In 2007 and 2008 the cash vested ratably over three years with an interest rate equal to a three-month U.S. Treasury Bill rate, compounded quarterly. Only the earned portion of the cash award is disclosed in column (d) for the applicable year. The interest is reported in column (h).
(3)	In accordance with the new SEC proxy disclosure rules, columns (e) and (f) reflect the amount of restricted share unit awards and SSARs granted during the fiscal year by using the aggregate grant date fair value of awards.
(4)	All of Mr. Meyenhofer’s cash compensation was paid in Swiss francs. The applicable exchange rate was used to convert amounts reported. Mr. Meyenhofer’s salary and non-equity incentive plan compensation for 2009 were CHF 793,008, and CHF 1,570,140, respectively, for 2008 CHF 787,257 and CHF 1,189,50,0 respectively, and for 2007 CHF 766,005 and CHF 1,513,050, respectively.

(5)	All of Mr. Miranthis’ cash compensation was paid in Swiss francs. The applicable exchange rate was used to convert the amounts reported. Mr. Miranthis’ salary and non-equity incentive plan compensation for 2009 were CHF 666,006 and CHF 1,299,800 respectively, for 2008 CHF 649,200 and CHF 961,380, respectively, and for 2007 US$312,227 plus CHF 211,600 and CHF 1,062,198, respectively.
(6)	As described in further detail under “Chief Executive Officer Retention” on pages 44-45, Mr. Thiele’s deferred cash award vested in December 2009 in the amount of $2,500,000. Mr. Thiele’s annual incentive payment for 2009 was $2,500,000 as approved by the Compensation Committee on February 25, 2010.

*  All Other Compensation

	Patrick Thiele ($)	Albert Benchimol ($)	Bruno Meyenhofer ($)	Costas Miranthis ($)	Theodore C. Walker ($)	Scott Moore ($)
Housing(1)	240,000	0	0	219,849	0	0
Tax equalization	111,332	92,762	0	891,004	0	0
Bermuda payroll tax reimbursement(2)	16,511	0	0	0	0	0
Bermuda government social insurance	1,581	263	0	0	0	0
Car expenses(3)	0	0	0	0	0	0
Club fees	8,300	7,350	0	0	0	0
Tax filing assistance	41,580	77,045	0	9,516	5,600	4,900
Personal use of corporate apartment(4)	1,859	0	0	0	0	0
Personal use of corporate jet(5)	341,526	0	0	0	0	0
Company contributions to defined contribution plans and non-qualified plan	0	63,553	45,720	92,936	57,750	15,537
Retirement Allowance(6)(7)	150,000	56,568	0	0	0	0
Life insurance premiums	1,944	3,828	0	4,986	3,828	957
Dividend equivalents	197,947	58,549	59,696	21,764	9,602	55,086
Interest from equity customization	16,809	0	4,494	0	0	10,655
Executive health benefit-company paid portion	44,140	715	0	0	682	0
Executive health benefit-gross up	23,766	2,301	0	0	469	0
Health coverage premium	0	0	0	13,235	0	0
Relocation/shipping expenses	0	0	0	0	0	0
Children’s education costs	0	0	0	80,501	0	0
Director & Named Executive Officer Spousal Program	0	0	0	0	0	0
Total	1,197,295	362,934	109,910	1,333,791	77,931	87,135

(1)	Mr. Miranthis’ housing allowance is paid by the company in Swiss francs and Euros. The applicable exchange rate have been applied.
(2)	The Bermuda government imposes a payroll tax of 4.75% on all employees in the Bermuda office. The salary level to which this tax applies is currently capped at $350,000. We pay the employee payroll tax rate for all Bermuda employees.
(3)	Under Mr. Thiele’s executive employment agreement, he is entitled to the use of a company car. When the car is not in use, it is utilized for other business-related purposes. The cost of the car was fully expensed in the year of purchase. In 2009, Mr. Thiele did not request any reimbursement for servicing or licensing of the company car.
(4)	We make available to all employees a corporate apartment in Paris. Named Executive Officers are entitled to use the apartment for personal or business use. Generally, employees other than Named Executive Officers may use the apartment for business purposes with the approval of an executive. The apartment is subject to a lease, which can be terminated on three months’ notice. If a guest shares the apartment with an employee who is using it for business purposes, there is no incremental cost to us. If the apartment is used solely for personal purposes, it is valued at a rate of Euro 100 per night. In 2009, Mr. Thiele used the apartment for personal use for thirteen nights. The applicable exchange rate was used to convert this figure.
(5)

The Chief Executive Officer has access to three private airplanes in the U.S. and two private airplanes in Europe in which we have a fractional interest. The Chief Executive Officer must approve any use of the aircraft by employees and directors. In 2009, the Chief Executive Officer was entitled to 60 hours of personal travel on the aircraft and 49 hours were used at a total cost of $366,554. As per the policy, Mr. Thiele reimbursed the company the total amount of $25,028, with the balance of $341,526 as a benefit to Mr. Thiele. For more information on our airplane usage policy, see “2009 Changes to Executive Compensation Program” on page 32. Apart from the Chief Executive Officer, there was no personal use by the Named Executive Officers of the airplanes during fiscal 2009, but there were limited instances in which guests were passengers on business-related flights. In such cases, the individual paid us the cost of a first-class ticket for the equivalent trip, which the Nominating & Governance Committee believes is the fair value for such use. The incremental cost to us for personal guests of Mr. Thiele and Mr. Benchimol of those flights was calculated as $600 and $150, respectively. The total amount reimbursed by Mr. Thiele was $6,449 and by Mr. Benchimol was $2,075. These amounts exceed the incremental cost to the company for travel by their personal guests. The jet policy also requires that charter fees of jets in addition to fractional purchases are reported to the Nominating & Governance Committee. During the year, a charter flight was taken as necessitated by the Paris Re transaction timing at a cost of $82,760. The Nominating & Governance Committee was advised accordingly. All personal use of the airplanes in exceptional or emergency situations is reported to the Audit Committee on a quarterly basis, and all use of the airplanes is reviewed annually by the Audit Committee. The total cost to PartnerRe of operating the fractional interest aircrafts in 2009 was $2,569,783.

(6)	Due to the enactment of Section 457A of the Internal Revenue Code, Partner Reinsurance Company Ltd. ceased being able to defer pension contributions to a non-qualified deferred plan in Bermuda without adverse tax consequences to U.S. tax payers in the plan; therefore, the Company offered U.S. taxpayer employees the alternative of a taxable retirement allowance which is paid directly to the employee on a monthly basis.
(7)	While employed in Bermuda, Mr. Benchimol received a pension benefit equivalent to 15% of base salary. Under the terms of his U.S. employment agreement, to maintain this level of pension contribution while employed in the United States, Mr. Benchimol receives a retirement allowance which supplements his U.S. pension contribution on an equivalent after-tax basis. The retirement allowance is adjusted to reflect annual base salary increases approved for Mr. Benchimol.

2009 Grants of Plan-Based Awards

This table discloses cash-based non-equity incentive plan awards paid in February 2009 in respect of 2008, and equity awards granted in 2009. It does not include any cash award that resulted from an executive officer’s equity customization.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Option (#)(2)	Exercise or Base Price of Option Awards ($)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Patrick A. Thiele		0	1,250,000	2,500,000	—	—	—	—
Albert Benchimol	2/27/2009	—	—	—	2,456	—	61.90	152,026
	2/27/2009	—	—	—	—	18,420	61.90	154,544
		0	727,500	1,455,000	—	—	—	—
Bruno Meyenhofer(5)		0	761,280	1,522,560	—	—	—	—
Costas Miranthis(6)	2/27/2009	—	—	—	2,456	—	61.90	152,026
	2/27/2009	—	—	—	—	18,420	61.90	154,544
		0	643,200	1,286,400	—	—	—	—
Theodore C. Walker	2/27/2009	—	—	—	320	—	61.90	19,808
	2/27/2009	—	—	—	—	2,400	61.90	20,136
	1/2/2009	—	—	—	—	10,000	70.07	83,000
		0	525,000	1,050,000	—	—	—	—
Scott D. Moore		0	565,000	1,130,000	—	—	—	—

(1)	All share awards vest in their entirety after three years. Dividend equivalents are paid out quarterly in cash.
(2)	We granted SSARs, but no share options, to the Named Executive Officers during fiscal year 2009. SSARs were granted under the Employee Equity Plan with an exercise price equal to the fair market value of our common shares on the date of grant. SSARs vest 33% on the first anniversary of the date of grant, 33% on the second anniversary, and 34% on the third anniversary.
(3)	The value of SSARs on February 27, 2009 is calculated by multiplying the Black-Scholes valuation of $8.39 by the number of underlying SSARs. On January 2, 2009 the Black-Scholes valuation was $8.30.
(4)	As described in further detail under “Annual Incentive” on page 34, all employees of the PartnerRe group are eligible for a cash annual incentive if we achieve pre-determined performance goals. Each employee has a target annual incentive that is set as a percentage of base salary. The annual incentive payout ranges from 0% to 200% of the target payout based upon results.
(5)	Mr. Meyenhofer’s minimum, target and maximum annual incentive was CHF 0, CHF 793,000 and CHF 1,586,000, respectively. The applicable exchange rate was used to convert Mr. Meyenhofer’s annual incentive.
(6)	Mr. Miranthis’ minimum, target and maximum annual incentive was CHF 0, CHF 670,000 and CHF 1,340,000, respectively. The applicable exchange rate was used to convert Mr. Miranthis’ annual incentive.

The Compensation Committee reviews, adjusts, and recommends the final total equity pool and the annual equity awards for the individual Named Executive Officers. The grant date of the annual equity awards is the date of the February Board meeting, when awards are approved. SSARs for eligible employees are granted with an exercise price equal to the fair market value of PartnerRe’s common shares. The fair market value is the closing price of the common shares on the grant date.

2009 Outstanding Equity Awards at Fiscal Year-End

		Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick Thiele	2/27/2008	—		—		—	—	16,110	1,202,773	0	—
	2/23/2007	—		—		—	—	26,011	1,941,981	0	—
	2/24/2006	—		—		—	—	—	—	0	—
	2/10/2005	50,143		—		62.91	2/10/2015	—	—	0	—
	2/24/2004	150,000		—		55.63	2/24/2014	—	—	0	—
	2/25/2003	112,613	(3)	—		49.68	2/25/2013	—	—	0	—
	2/26/2002	68,914	(3)	—		53.80	2/26/2012	—	—	0	—
	12/4/2000	70,000		—		53.67	12/4/2010	—	—	0	—
Albert Benchimol	2/27/2009	—		18,420	*	61.90	2/27/2019	2,456	183,365	0	—
	5/23/2008	4,950	*	10,050	*	73.66	5/23/2018	—	—	0	—
	2/27/2008	26,506	*	53,817	*	77.92	2/27/2018	10,710	799,609	0	—
	2/23/2007	45,780	*	23,584	*	71.35	2/23/2017	17,341	1,294,679	0	—
	2/24/2006	21,385	*	—		61.20	2/24/2016	—	—	0	—
	2/10/2005	42,800		—		62.91	2/10/2015	—	—	0	—
	2/24/2004	68,000		—		55.63	2/24/2014	—	—	0	—
	2/25/2003	42,500		—		49.68	2/25/2013	—	—	0	—
	2/26/2002	21,750		—		53.80	2/26/2012	—	—	0	—
Bruno Meyenhofer	2/27/2008	—		—		—	—	10,710	799,609	0	—
	2/23/2007	45,780	*	23,584	*	71.35	2/23/2017	17,341	1,294,679	0	—
	2/24/2006	21,385	*	—		61.20	2/24/2016	—	—	0	—
	2/10/2005	42,800		—		62.91	2/10/2015	—	—	0	—
	2/24/2004	68,000		—		55.63	2/24/2014	—	—	0	—
	2/25/2003	42,500		—		49.68	2/25/2013	—	—	0	—
	2/26/2002	21,750		—		53.80	2/26/2012	—	—	0	—
	2/27/2001	50,000	**	—		51.39	2/27/2011	—	—	0	—
Costas Miranthis	2/27/2009	—		18,420	*	61.90	2/27/2019	2,456	183,365	0	—
	9/5/2008	4,950	*	10,050	*	68.30	9/5/2018	—	—	0	—
	2/27/2008	15,904	*	32,290	*	77.92	2/27/2018	6,426	479,765	0	—
	2/23/2007	6,930	*	3,570	*	71.35	2/23/2017	2,625	195,983	0	—
	2/24/2006	7,500	*	—		61.20	2/24/2016	—	—	0	—
	2/24/2005	14,000		—		62.70	2/24/2015	—	—	0	—
	2/24/2004	11,000		—		55.63	2/24/2014	—	—	0	—
	2/25/2003	5,000		—		49.68	2/25/2013	—	—	0	—
	5/27/2002	9,200		—		51.17	5/27/2012	—	—	0	—
Theodore C. Walker	2/27/2009	—		2,400	*	61.90	2/27/2019	320	23,891	0	—
	1/2/2009	—		10,000	*	70.07	1/2/2019	—	—	0	—
	2/27/2008	3,960	*	8,040	*	77.92	2/27/2018	1,850	138,121	0	—
	7/5/2007	6,600	*	3,400	*	78.24	7/5/2017	2,625	195,983	0	—
	2/23/2007	6,930	*	3,570	*	71.35	2/23/2017	—	—	0	—
	2/24/2006	2,500	*	—		61.20	2/24/2016	—	—	0	—
	2/24/2005	4,175		—		62.70	2/24/2015	—	—	0	—
	2/24/2004	9,000		—		55.63	2/24/2014	—	—	0	—
	2/25/2003	7,000		—		49.68	2/25/2013	—	—	0	—
	7/1/2002	7,500		—		48.43	7/1/2012	—	—	0	—
Scott Moore	2/27/2008	—		—		—	—	10,710	799,609	0	—
	2/23/2007	—		—		—	—	17,341	1,294,679	0	—
	2/24/2006	—		—		—	—	—	—	0	—
	2/24/2004	68,000		—		55.63	2/24/2014	—	—	0	—
	2/25/2003	42,500		—		49.68	2/25/2013	—	—	0	—
	2/26/2002	21,750		—		53.80	2/26/2012	—	—	0	—
*	SSARs
**	Cash-settled share appreciation rights. On March 29, 2010, Mr. Meyenhofer exercised 50,000 SARs at an exercisable price of $78.71.
(1)	All grants of options and SSARs vest 33% on the first anniversary of the grant date, 33% on the second anniversary, and 34% on the third anniversary.
(2)	The market value of restricted share units is based on the closing price of $74.66 at December 31, 2009. All share awards vest in their entirety three years from the date of grant. Dividend equivalents are paid out quarterly in cash.
(3)	Mr. Thiele’s annual incentive deferral into options for 2002 and 2003 vested immediately on the date of grant.

2009 Option Exercises and Shares Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick A. Thiele	0	0		52,582	3,826,272	(1)
Albert Benchimol	0	0		5,000	323,550	(2)
Bruno Meyenhofer	4,800	156,900	(3)	5,000	323,550	(2)
Costas Miranthis	0	0		1,250	80,888	(2)
Theodore C. Walker	0	0		1,250	80,888	(2)
Scott Moore	50,000	916,734	(4)	5,000	323,550	(2)

(1)	The total value realized on the vesting of Mr. Thiele’s shares was 10,000 at $64.71 and 42,582 at $74.66, which is based on the fair market value on the date of vesting (defined as the closing price on the vest date).
(2)	The value of the shares is $64.71, which is based on the fair market value on the date of vesting (defined as the closing price on the vest date).
(3)	Mr. Meyenhofer’s aggregate exercise price was $174,300.
(4)	Mr. Moore’s aggregate exercise price was $2,569,450.

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Patrick A. Thiele	0	0	235,925	0	1,711,310
Albert Benchimol	13,310	36,603	145,949	0	894,610
Bruno Meyenhofer(3)(4)	22,860	45,720	75,489	0	3,918,513
Costas Miranthis(3)(4)	20,422	92,936	85,749	0	652,348
Theodore C. Walker	11,200	30,800	135,414	0	699,773
Scott Moore	0	0	13,387	0	0

(1)	The registrant’s and executive’s contribution in 2009 for Mr. Thiele, Mr. Benchimol, Mr. Meyenhofer, Mr. Miranthis and Mr. Walker that were reported in the 2009 Summary Compensation Table were $0, $49,913, $68,580, $113,358, and $42,000 respectively.
(2)	Of this amount, the following was disclosed in the Summary Compensation Table of the 2008, 2007 and 2006 proxy statements:

Patrick Thiele: 2008 $442,696; 2007 $148,725; 2006 $143,720
Albert Benchimol: 2008 $100,728; $2007 $96,984; 2006 $93,375
Bruno Meyenhofer: 2008 $67,630*; 2007 $62,106**; 2006 $75,423***
Costas Miranthis: 2008 $112,901*; 2007 $79,764**; 2006 $66,000
Scott Moore: 2008 $49,440; 2007 $47,070; 2006 $44,813
Theodore C. Walker: n/a
(3)	The contributions made by and on behalf of Mr. Miranthis include both Swiss francs and U.S. dollars. The contributions made by and on behalf of Mr. Meyenhofer were made in Swiss francs.
(4)	The applicable exchange rate was used.

*	Based on the exchange rate at December 31, 2008 of US$1.00 to CHF1.06
**	Based on the exchange rate at December 31, 2007 of US$1.00 to CHF1.13
***	Based on the exchange rate at December 31, 2006 of US$1.00 to CHF1.22

We have three defined contribution plans in Bermuda: the Non-Registered Pension Plan, the Registered Pension Plan and the Deferred Compensation Plan. The three plans were established to address the varying needs of our employee population. The Registered Pension Plan applies only to Bermudians, spouses of Bermudians and permanent residents of Bermuda. Due to Section 457A of the Internal Revenue Code, as of January 1, 2009 PartnerRe in Bermuda was no longer able to defer compensation for U.S. taxpayer employees without adverse consequences to U.S. taxpayer employees. All of our U.S. taxpayer employees have opted out of the Deferred Compensation Plan as of January 1, 2009 and are now participating in our Retirement Allowance Plan. The Retirement Allowance Plan pays 15% of monthly base salary to plan members each month via the local payroll. The vesting schedule is still aligned with our defined contribution plans.

Investment options are the same for the two defined contribution plans, while employer contributions and vesting schedules are the same for all three plans. PartnerRe contributes 15% of annual base salary each year. Employees are vested 50% after one year of service and 100% at the end of two years.

Both Mr. Thiele and Mr. Benchimol are eligible for benefits under the Bermuda Deferred Compensation Plan, based on the contributions made prior to January 1, 2009. Payouts and withdrawals may be made only upon the employee’s separation from service. Payout will commence six months after the employee ceases to work for PartnerRe, and may be in the form of a lump sum or installments, as determined by prior election.

Mr. Miranthis was promoted to the position of Deputy Chief Executive Officer, Global and joined the Swiss Employee Plan (described below) as of September 1, 2007. Since this date, we have continued to make employer contributions of 5% of his base salary into the Non-Registered Pension Plan to cover the shortfall between the Swiss Plan and his Bermuda benefit.

Under the laws of Switzerland, our employee pension fund is required to have a guaranteed rate of return for the compulsory part. We have a non-qualified defined contribution plan for retirement and a non-qualified defined benefit arrangement for disability and death, combined into one plan. For the retirement part, the plan requires an employer contribution equal to 10% of the employee’s insured salary and an employee contribution equal to 5% of the employee’s insured salary. As required under Swiss law, all contributions to this plan vest immediately. The plan is governed internally by a pension committee comprising both employer representatives (designated by us) and employee representatives. The committee selects and manages the plan administrator, makes investment decisions, decides hardship withdrawals and communicates with employees about plan-related matters. Mr. Miranthis is enrolled in the Swiss Employee Plan. As of April 1, 2010 Mr. Meyenhofer is no longer eligible for the Swiss Employee Plan.

In addition to our qualified defined contribution plan for all U.S.-based employees, we have a non-qualified defined contribution plan for U.S.-based senior management. Under the non-qualified plan, eligible participants receive an employer based contribution equal to 3% of base salary as well as an employer match equal to 200% of the first 4% of base salary upon exceeding the 2009 Internal Revenue Code compensation maximum of $245,000. All contributions to the non-qualified plan are vested immediately. Salary and annual incentive deferral elections, as well as distribution payments, are intended to comply with Section 409A of the Internal Revenue Code. Mr. Benchimol and Mr. Walker are enrolled in the U.S. plans. As of March 31, 2009, Mr. Moore was no longer eligible for the U.S. plans.

While employed in Bermuda, Mr. Benchimol received a pension benefit equivalent to 15% of base salary. Under the terms of his U.S. employment agreement, to maintain this level of pension contribution while he is employed in the U.S., Mr. Benchimol receives a retirement allowance which supplements his U.S. pension contribution on an equivalent after-tax basis. The retirement allowance is adjusted to reflect annual base salary increases approved for Mr. Benchimol.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Executive Employment Agreements

Mr. Thiele, Mr. Benchimol, Mr. Miranthis and Mr. Walker all have executive employment agreements. Under these agreements, “termination” is defined as death, disability, and termination by us for cause or by the executive for good reason. The agreements set forth compensation for each defined type of termination, as well as for termination for any other reason. The termination compensation was compared to competitive benchmarks and recommended by PricewaterhouseCoopers.

Severance benefits under the executive employment agreements are subject to post-termination restrictions. These restrictions prevent the executive from soliciting business or PartnerRe employees for the benefit of competitors (for further details, see “Post-retirement Conditions” on page 44).

Mr. Moore’s executive employment agreement entitled him to post-retirement benefits consisting of continued hospital and medical coverage. There are no contractual agreements for post-retirement benefits for any of the other Named Executive Officers.

Mr. Meyenhofer does not have an executive employment agreement and therefore does not have specific rights or responsibilities upon severance.

Change in Control Policy

The PartnerRe Ltd. Change in Control Policy has two objectives: to motivate management to act in the best interests of shareholders and to protect compensation and benefits in order to retain key executives during a change in control transaction. Each of the Named Executive Officers has an individual change in control agreement governed by this policy.

The policy’s definition of a change in control is consistent with the definition in the shareholder-approved 2005 Employee Equity Plan as amended and restated.

Certain senior employees, including the Named Executive Officers, are eligible for severance in the form of cash compensation and benefits if two things occur:

1.	There has been a change in control event, as defined in the Change in Control Policy, within the previous 24 months; and

2.	The employee is terminated for reasons other than death, disability or for cause, or the employee terminates with good reason. For this purpose, termination “for cause” means an employee engaged in serious negligence or willful misconduct which is materially injurious to PartnerRe and its subsidiaries on a consolidated basis or the employee is convicted of a serious criminal offense. An employee will be deemed to have terminated “with good reason” if: the employee is assigned duties inconsistent with his or her position, authority, duties, responsibilities or status with PartnerRe; the employee’s compensation and benefits are materially reduced without the employee’s consent; or there is any other material change in the conditions of employment.

The Compensation Committee recognizes that even if key executives are not terminated as a result of a change in control event, they may want to leave the new organization for other reasons. However, the loss of key employees during the initial integration phase of a change in control may be detrimental to the new organization. Moreover, the acquiring company is likely to pay more if its management is confident of our assistance during the transition. Therefore, the change in control policy provides an incentive to key executives to remain with the new organization during the critical first year. Specifically, if a Named Executive Officer or other key executive remains in his or her position during the first 12 months following a change in control, then during a 30-day period following the first anniversary of the change in control, the executive may terminate his or her employment without good reason and still be entitled to the same severance cash compensation and benefits that would have been paid if PartnerRe had terminated the executive’s employment.

The tables below reflect the amount of compensation that would be paid to each of our Named Executive Officer in the event such executive’s employment terminated under various scenarios, including disability or death, for cause or without good reason and a change of control. The amounts shown assume that a termination was effective as of December 31, 2009; thus, amounts earned through that date are included. The amounts shown in the tables are only estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation.

Payments Made Upon a Change in Control

Patrick A. Thiele

The following table shows the potential payments upon termination or a change in control for Patrick Thiele.

Patrick A. Thiele, President & Chief Executive Officer & Director	Death (1)	Disability (2)(3)(4)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change In Control)(5)	Executive Voluntary Termination or Company Termination for Cause(6)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control(7)
Base salary	$500,000	$2,838,920	$1,000,000	$0	$3,000,000
Annual incentive—target	$625,000	$0	$1,400,000	$0	$6,145,950
Annual incentive—pro rata	$1,400,000	$1,400,000	$1,400,000	$0	$1,250,000
Housing continuance	$0	$60,000	$60,000	$0	$60,000
Car continuance(8)	$0	$0	$0	$0	$0
Health & welfare benefit continuance	$0	$209,279	$0	$0	$95,583
Equity Awards
Options/Share Appreciation Rights	$0	$0	$0	$0	$0
Restricted shares/Restricted Share Units	$0	$0	$0	$0	$3,144,754
Cash customization of equity award	$0	$0	$0	$0	$1,418,149
Total	$2,525,000	$4,508,199	$3,860,000	$0	$15,114,436

(1)	Mr. Thiele’s spouse and/or dependants would be entitled to receive six months of base salary; 50% of his target annual incentive; a pro rata annual incentive for the termination year, based on the previous year’s annual incentive amount; continuation of housing and motor vehicle benefits (presently Mr. Thiele does not utilize his car benefit and his family does not reside in Bermuda so we assume zero); and immediate vesting of all options.
(2)	Mr. Thiele would be entitled to two-thirds of his base salary, to be paid by insurance and supplemented by PartnerRe as necessary, for so long as he is disabled and entitled to benefits; a pro rata annual incentive for the termination year, based on the previous year’s annual incentive amount; continuation of housing and motor vehicle benefits for a period of three months or, if earlier, until he leaves Bermuda (presently Mr. Thiele does not utilize his car benefit; continued medical coverage until age 65; and immediate vesting of all options.
(3)	We are responsible for paying any difference between long-term disability payments required under our benefit plans and the actual amount paid by insurance. Insurance benefits consist of two-thirds of base salary up to a monthly cap of $15,000. Any difference will be paid to Mr. Thiele for so long as he is disabled and entitled to benefits (age 65).

Mr. Thiele’s monthly base salary	$83,333
Two-thirds of monthly base salary	$55,556
Portion paid by insurance	$15,000
Portion paid by us	$40,556
Number of months to age 65	70

Total paid by us	$2,838,920

(4)	Mr. Thiele’s medical coverage will continue at our expense until age 65. For purposes of this calculation, we assumed a 15% increase in premiums each year until age 65. This assumption is based on the average increase in premiums from 2010 to 2015.
(5)	Mr. Thiele would be entitled to continuation of his base salary for one year (1/12th of his previous base salary paid each month for one year); a target and pro rata annual incentive for the termination year based on the previous year’s annual incentive amount; continuation of housing and motor vehicle benefits for a period of three months or, if earlier, until he leaves Bermuda (presently Mr. Thiele does not utilize his car benefit); and immediate vesting of all options.
(6)	Mr. Thiele would be entitled to all accrued salary and benefits through the date of termination and would forfeit all unvested awards.
(7)	Mr. Thiele would be entitled to three times his current annual base salary and average annual incentive over the prior three years; a pro rata target annual incentive for the year of termination; continuation of housing and motor vehicle benefits for a period of three months or, if earlier, until he leaves Bermuda (presently Mr. Thiele does not utilize his car benefit); continuation of health and welfare benefits for three years; and immediate vesting of all equity awards.

Annual Incentive Calculation:
2006 Annual Incentive	$2,245,950
2007 Annual Incentive	$2,500,000
2008 Annual Incentive	$1,400,000
Annual Average	$2,048,650

(8)	The amount for car continuance is zero because we recorded the full value of the car as compensation in the year of purchase.

Albert Benchimol

The following table shows the potential payments upon termination or a change in control for Albert Benchimol.

Albert Benchimol, Executive Vice President, Chief Financial Officer and Chief Executive Officer, Capital Markets	Death (1)	Disability (2)(3)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (4)	Executive Voluntary Termination or Company Termination for Cause (5)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (6)
Base salary	$291,000	$0	$582,000	$0	$1,164,000
Annual incentive—target	$405,309	$0	$810,617	$0	$1,621,234
Annual incentive—pro rata	$810,617	$810,617	$810,617	$0	$727,500
Health & welfare benefit continuance	$0	$754,197	$29,590	$0	$59,180
Equity Awards
Options/Share Appreciation Rights	$147,709	$147,709	$147,709	$0	$147,709
Restricted shares/Restricted Share Units	$2,277,653	$2,277,653	$2,277,653	$0	$2,277,653
Total	$3,932,288	$3,990,176	$4,658,186	$0	$5,997,276

(1)	Mr. Benchimol’s spouse and/or dependants would be entitled to receive six months of base salary; 50% of his target annual incentive and a pro rata annual incentive for the year of termination based on the average annual incentive over the prior three years; and immediate vesting of all unvested equity awards.
(2)	Mr. Benchimol would be entitled 60% of his base salary, to be paid by insurance for so long as he is disabled and entitled to benefits. Such payments are capped at $15,000 per month, and are not supplemented by PartnerRe. Mr. Benchimol would also be entitled to a pro rata annual incentive for the termination year based on the average annual incentive over the prior three years; continued medical coverage until age 65; and immediate vesting of all equity awards.

(3)	Mr. Benchimol’s medical coverage will continue at our expense until age 65. For purposes of this calculation, we assumed an 11% increase in premiums each year until age 65.
(4)	Mr. Benchimol would be entitled to a continuation of his base salary for one year (1/12th of his previous base salary paid each month for one year); his target annual incentive and a pro rata annual incentive for the termination year based on the average annual incentive over the prior three years; health and welfare benefit continuation for one year; and immediate vesting of all equity awards.
(5)	Mr. Benchimol would be entitled to all accrued salary and benefits through the date of termination and would forfeit all unvested awards.
(6)	Mr. Benchimol would be entitled to two times his current annual base salary and two times his average annual incentive over the prior three years; a pro rata target annual incentive for the year of termination; health and welfare benefit continuation for two years; and immediate vesting of all equity awards.

Annual Incentive Calculation:
2006 Annual Incentive	$905,625
2007 Annual Incentive	$763,477
2008 Annual Incentive	$762,750
Annual Average	$810,617

Bruno Meyenhofer

Mr. Meyenhofer retired on March 31, 2010. The following table shows the potential payments upon termination or a change in control for Mr. Meyenhofer. Mr. Meyenhofer does not have an executive employment agreement and therefore does not have specific severance arrangements.

Bruno Meyenhofer Chairman, PartnerRe Global	Death (1)	Disability (2)	Retirement (3)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (2)	Executive Voluntary Termination or Company Termination for Cause (2)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (4)
Base salary	$0	$0	$0	n/a	n/a	$1,522,560
Annual incentive—target	$0	$0	$0	n/a	n/a	$2,525,856
Annual incentive—pro rata	$0	$0	$0	$0	$0	$761,280
Car continuance	$0	$0	$0	$0	$0	$0
Health & welfare benefit continuance	$0	$0	$0	$0	$0	$0
Equity Awards
Options/Share Appreciation Rights	$0	$0	$78,063	$0	$0	$78,063
Restricted shares/Restricted Share Units	$0	$0	$2,094,288	$0	$0	$2,094,288
Cash	$0	$0	$645,074	$0	$0	$645,074
Total	$0	$0	$2,817,425	$0	$0	$7,627,121

(1)	Mr. Meyenhofer’s spouse and/or dependants would be entitled to receive all accrued salary and benefits and would forfeit all unvested awards. Standard local benefits will apply.
(2)	Mr. Meyenhofer would be entitled to all accrued salary and benefits through the date of termination, but would forfeit all unvested options and restricted share units. Standard local benefits will apply.
(3)	Pursuant to the terms of the Executive Total Compensation Program, Mr. Meyenhofer was eligible to retire as of December 31, 2007. Upon his retirement, all unvested equity awards will accelerate vesting.

(4)	Mr. Meyenhofer would be entitled to two times his current annual base salary and two times his average annual incentive over the prior three years, and a pro rata target annual incentive for the year of termination. All unvested equity awards will vest immediately and become exercisable.

Annual Incentive Calculation:
2006 Annual Incentive	$1,194,336
2007 Annual Incentive	$1,452,528
2008 Annual Incentive	$1,141,920
Annual Average	$1,262,928

Mr. Meyenhofer’s target annual incentive in the amount of $761,280 was paid in March 2010; he also received accelerated vesting on the unvested restricted share units on March 31, 2010.

Costas Miranthis

The following table shows the potential payments upon termination or a change in control for Costas Miranthis.

Costas Miranthis Chief Executive Officer, PartnerRe Global	Death (1)	Disability (2)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (3)	Executive Voluntary Termination or Company Termination for Cause (4)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (5)
Base salary	$0	$0	$321,600	$0	$1,286,400
Annual incentive—target	$0	$0	$455,772	$0	$1,823,086
Annual incentive—pro rata	$0	$0	$911,543	$0	$643,200
Housing Continuance	$0	$0	$54,962	$0	$54,962
Health & welfare benefit continuance	$0	$0	$12,280	$0	$49,121
Equity Awards
Options/Share Appreciation Rights	$0	$0	$0	$0	$205,509
Restricted shares/Restricted Share Units	$0	$0	$0	$0	$859,113
Total	$0	$0	$1,756,157	$0	$4,921,391

(1)	Mr. Miranthis’ spouse and/or dependants would be entitled to receive all accrued salary and benefits and would forfeit all unvested awards. Standard local benefits will apply.
(2)	Mr. Miranthis would be entitled to all accrued salary and benefits through the date of termination, and would forfeit all unvested options and restricted share units.
(3)	Mr. Miranthis would be entitled to receive six months of base salary; 50% of his target annual incentive over the prior three years; a pro rata target annual incentive for the year of termination based on the average annual incentive over the prior three years; continuation of housing for a period of three months; and health and welfare benefit continuation for six months. All unvested awards will be forfeited.
(4)	Mr. Miranthis would be entitled to all accrued salary and benefits through the date of termination, and would forfeit all unvested awards.
(5)	Mr. Miranthis would be entitled to two times his current annual base salary and average annual incentive over the prior three years; a pro rata target annual incentive for the year of termination; continuation of housing for a period of three months; health and welfare benefit continuation for two years; and immediate vesting of all equity awards.

Annual Incentive Calculation:
2006 Annual Incentive	$791,995	*
2007 Annual Incentive	$1,019,710
2008 Annual Incentive	$922,925
Annual Average	$911,543

*	This sum included a foreign exchange adjustment of $171,309.

Theodore C. Walker

The following table shows the potential payments upon termination or a change in control for Theodore C. Walker.

Theodore C. Walker Chief Executive Officer, PartnerRe U.S.	Death (1)	Disability (2)(3)(4)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (5)	Executive Voluntary Termination or Company Termination for Cause (6)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (7)
Base salary	$0	$0	$525,000	$0	$1,050,000
Annual incentive—target	$0	$0	$281,437	$0	$562,875
Annual incentive—pro rata	$0	$0	$281,437	$0	$525,000
Health & welfare benefit continuance	$0	$1,459,004	$0	$0	$95,583
Equity Awards
Options/Share Appreciation Rights	$0	$0	$0	$0	$49,958
Restricted shares/Restricted Share Units	$0	$0	$0	$0	$357,995
Total	$0	$1,459,004	$1,087,874	$0	$2,641,411

(1)	Mr. Walker’s spouse and/or dependants would be entitled to receive all accrued salary and benefits and would forfeit all unvested awards.
(2)	Mr. Walker would be entitled to all accrued salary and benefits through the date of termination and would forfeit all unvested awards.
(3)	Mr. Walker would be entitled to 60% of his base salary to be paid by insurance for so long as he is disabled and entitled to benefits. Such payments are capped at $15,000 per month, and are not supplemented by PartnerRe.
(4)	Mr. Walker’s medical coverage will continue at PartnerRe’s expense until age 65. For purposes of this calculation, we assumed an 11% increase in premiums each year until age 65.
(5)	Mr. Walker would be entitled to a continuation of his base salary for one year; 50% of his target annual incentive over the prior three years; and a pro rata target annual incentive for the year of termination based on the average annual incentive over the prior three years. All unvested awards would be forfeited.
(6)	Mr. Walker would be entitled to all accrued salary and benefits through the date of termination and would forfeit all unvested awards.
(7)	Mr. Walker would be entitled to two times his current annual base salary and two times his average annual incentive over the prior three years; a pro rata target annual incentive for the year of termination; continuation of health and welfare benefits for three years; and immediate vesting of all equity awards.

Annual Incentive Calculation:
2006 Annual Incentive	$113,812
2007 Annual Incentive	$552,000
2008 Annual Incentive	$178,500
Annual Average	$281,437

Scott Moore

Mr. Moore retired effective March 31, 2009 and his 2009 target annual incentive in the amount of $565,000 was paid in March 2009.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by the external auditors, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the fiscal years 2008 and 2009. All services of the Deloitte Entities were pre-approved by the Audit Committee. The Audit Committee has concluded that the Deloitte Entities remain independent despite providing the non-audit services listed below.

	Year Ended December 31
	2009	2008
Audit Fees(1)	$4,993,260	$6,494,810
Audit Related Fees(2)	$582,740	$40,500
Tax Fees(3)	$18,000	$—
All Other Fees	$—	$—
Total	$5,594,000	$6,535,310

(1)	These are fees for professional services rendered by the Deloitte Entities for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q, audit services provided in connection with statutory and regulatory filings and services related to our S-3 and S-8 filings with the SEC.
(2)	These are fees for assurance and related services performed by the Deloitte Entities that are reasonably related to the performance of the audit or review of our financial statements but are not described in item (1) above. This includes employee benefit plan audits and services related to the Paris Re acquisition.
(3)	These are fees for tax services performed by the Deloitte Entities with respect to certain non-U.S. subsidiary companies.

ELECTION OF DIRECTORS

PROPOSAL 1 TO ELECT FOUR (4) DIRECTORS TO HOLD OFFICE

UNTIL THE ANNUAL GENERAL MEETING OF SHAREHOLDERS IN THE YEAR 2013

OR UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN DULY ELECTED

(Item 1 on the Form of Proxy)

Mr. Rollwagen, Mr. Baumgartner, Mr. Montupet and Mr. Stanca have been nominated to hold office for a three-year term that will expire at the Annual General Meeting in the year 2013 or, alternatively, when their respective successors have been duly elected. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, the proxy will be voted for the election of the four nominees named above. The Board has proposed and recommended that each nominee be re-elected to hold office.

If any nominee shall, prior to the Annual General Meeting, become unavailable for election as a director, the persons named in the accompanying proxy will vote in their discretion for such nominee, if any, as may be recommended by the Board, or the Board may reduce the number of directors to eliminate the vacancy.

The presence, in person or by proxy, of the holders of 25 % of the outstanding common shares is required for a quorum for the election of directors at the Annual General Meeting. If a quorum is not present, the Annual General Meeting may be adjourned from time to time until a quorum is obtained. Election of directors at the Annual General Meeting will be decided by a simple majority of votes cast. For further information, see the answers to the questions “How many votes must be present to hold the Annual General Meeting?” and “How many votes are needed to approve each proposal?” on page 3.

Nominees

The ages, business experience, and directorships in other companies of the four nominees for election are set forth on pages 8-9. All of the nominees currently serve as directors of the Company.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR

DIRECTORS NAMED ABOVE.

PROPOSAL 2 TO RE-APPOINT DELOITTE & TOUCHE, THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR INDEPENDENT AUDITORS TO SERVE UNTIL THE 2011 ANNUAL GENERAL MEETING, AND TO REFER DECISIONS ABOUT THE AUDITORS’ COMPENSATION TO THE BOARD OF DIRECTORS

(Item 2 on the Form of Proxy)

The Board of Directors proposes and recommends that the shareholders reappoint the firm of Deloitte & Touche to serve as our independent registered public accounting firm until the 2011 Annual General Meeting. Deloitte & Touche has served as independent auditors from the inception of PartnerRe in August 1993 to the present. A representative of Deloitte & Touche will attend the Annual General Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions. Shareholders at the Annual General Meeting also will be asked to vote to refer decisions about the auditors’ compensation to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO REAPPOINT DELOITTE & TOUCHE, THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR INDEPENDENT AUDITORS, TO SERVE UNTIL THE 2011 ANNUAL GENERAL MEETING, AND TO REFER DECISIONS ABOUT THE AUDITORS’ COMPENSATION TO THE BOARD OF DIRECTORS.

APPENDIX I

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by the external auditors, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”). These policies and procedures prohibit the Deloitte Entities from performing any services for PartnerRe or PartnerRe subsidiaries without the prior approval of the Audit Committee. The Audit Committee has pre-approved the use of Deloitte & Touche for certain audit-related services, which are as follows:

•

Annual audit of PartnerRe’s consolidated financial statements, including quarterly reviews, consultation on accounting issues, system control work, reports/reviews (Form 10-K, annual report, etc.), attendance at Audit Committee meetings, preparation of management letter, use of specialists in connection with the foregoing, and other services integral to audits of and expressing opinions on PartnerRe’s financial statements;

•

Annual audit of PartnerRe’s internal control over financial reporting, including interim procedures on Sections 302 and 404 of Sarbanes Oxley; consultation on internal control issues; system control work; use of specialists in connection with the foregoing; and other services integral to audits of and expressing opinions on PartnerRe’s internal control over financial reporting;

•	Consultation related to implementation of new accounting standards;

•

Audits of opening balance sheets of acquired companies and accounting consultations on acquisitions and proposed acquisitions where such services would otherwise be performed in the audit of PartnerRe’s consolidated financial statements;

•	Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations;

•	Preparation of compliance letters, agreed upon procedures, reviews, and similar reports related to audited financial statements;

•

Audits of financial statements and transactions included in consolidated financial statements that are used by lenders or filed with government and regulatory bodies, and similar reports, including affiliate transaction audits;

•

Services that result from the role of Deloitte Entities as independent auditor, such as reviews of SEC filings, consents, letters to underwriters, and other services related to financings that include audited financial statements;

•	Employee benefit plan audits where fees are paid by PartnerRe;

•	SAS 70 attestation reports;

•	Electronic accounting research services;

•	Foreign statutory audits and other regulatory reports, including but not limited to the audit of any Derivative Use Plans as required by the New York Insurance Department;

•	Review of financial statement tax provision and related disclosures; and

•	Merger and acquisition due diligence services.

Other Permitted Services

Specific approval is required from the Audit Committee before the Deloitte Entities are appointed to provide:

•	Non-financial information systems/consulting;

•	Integration consulting services;

•	Review of third party specialist work related to appraisal and/or valuation services;

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•	Actuarial consulting services—non-audit related;

•	Employee benefits consulting;

•	Training; and

•	Tax services—returns, tax planning and consultation.

Prohibited Services

The Deloitte Entities may not provide:

•	Bookkeeping or other services related to our accounting records or financial statements;

•	Appraisal or valuation services or fairness opinions;

•	Management or human resources functions;

•	Broker-dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit;

•	Internal audit outsourcing; and

•	Financial information systems design and implementation.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee reviews the following:

•	A report summarizing the services provided by the Deloitte Entities and the fees paid for those services; and

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

The Chairman of the Audit Committee is authorized to pre-approve services on behalf of the Audit Committee between meetings should the need arise. Any services and fees approved by the Chairman of the Audit Committee would be included in the quarterly summary for the Audit Committee.

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	John A. Rollwagen 02 Vito H. Baumgartner 03 Jean-Paul L. Montupet 04 Lucio Stanca
The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain
2

To re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors, to serve until the 2011 annual general meeting, and to refer decisions about the auditors’ compensation to the Board of Directors;

						☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

PROXY - PartnerRe Ltd.

This Proxy is solicited on behalf of the Board of Directors of PartnerRe Ltd. in connection with our Annual General Meeting of Shareholders to be held on May 12, 2010

The undersigned shareholder of PartnerRe Ltd. hereby appoints John A. Rollwagen and Patrick A. Thiele, each the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution to vote all of our Common Shares, $1.00 par value per share, which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders to be held May 12, 2010 and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the purposes set forth on the reverse side hereof.

This Proxy will be voted as directed or, if no direction is indicated, it will be voted FOR the election of director nominees and the approval of the proposal as described on the reverse side.
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information
PARTNERRE LTD.	Meeting Type: Annual Meeting For holders as of: March 15, 2010
	Date: May 12, 2010	Time: 8:00 AM LST
Location: 5th Floor
Wellesley House South
PARTNERRE LTD. 5TH FLOOR, WELLESLEY HOUSE SOUTH 90 PITTS BAY RD. PEMBROKE HM08 BERMUDA	90 Pitts Bay Road Pembroke HM08 Bermuda

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Before You Vote

How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report        2. Notice & Proxy Statement

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                1) BY INTERNET:         www.proxyvote.com

                                2) BY TELEPHONE:     1-800-579-1639

                                3) BY E-MAIL*:             sendmaterial@proxyvote.com

   *     If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page)  in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 28, 2010 to facilitate timely delivery.

How To Vote

Please Choose One of The Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items
The Board of Directors recommends that you vote FOR the following:
1. Election of Directors
Nominees
01 John A. Rollwagen 02 Vito H. Baumgartner 03 Jean-Paul L. Montupet 04 Lucio Stanca

The Board of Directors recommends you vote FOR the following proposal(s):

2.       To re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors, to serve until the 2011 annual general meeting, and to refer decisions about the auditors’ compensation to the Board of Directors;

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